UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Progressive Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Progressive Corporation will hold its Annual Meeting of Shareholders on Friday, April 18, 2008, at 10:00 a.m., local time, at 6671 Beta Drive, Mayfield Village, Ohio, for the following purposes:

1.	To elect four directors, each to serve for a term of three years;

2.	To approve amendments to the Company’s Amended Articles of Incorporation and Code of Regulations to adopt a majority voting standard in uncontested elections of directors;

3.	To approve an amendment to the Company’s Code of Regulations to modify the definition of a director’s “term of office”;

4.	To approve an amendment to the Company’s Code of Regulations to increase the maximum number of director positions from 12 to 13 and to fix the number of directors at 13;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008; and

6.  To transact such other business as may properly come before the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record of The Progressive Corporation (NYSE:PGR) at the close of business on February 19, 2008, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

Your vote is important. Whether or not you plan to be present at the meeting, please vote by Internet or telephone (following the instructions on the enclosed proxy card), or by completing and returning the proxy card in the enclosed postage-paid envelope. If you later choose to revoke your proxy, you may do so at any time before voting occurs at the Annual Meeting by following the procedures described in the “Questions and Answers about the Annual Meeting and Voting” section in the attached Proxy Statement.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March   , 2008

The Proxy Statement and the 2007 Annual Report to Shareholders are also available at progressiveproxy.com.

The Progressive Corporation
Proxy Statement

Page

General Information Regarding Proxy Materials and the Annual Meeting of Shareholders	1
Questions and Answers about the Annual Meeting and Voting	1
Item 1: Election of Directors	6
Nominees for Election at the Annual Meeting	7
Directors Whose Terms Will Continue after the Annual Meeting	8
Other Board of Directors Information	10
Board of Directors Independence Standards and Determinations	10
Meetings of the Board of Directors and Attendance	11
Meetings of the Non-Management Directors	11
Board Committees	11
Executive Committee	11
Audit Committee	11
Compensation Committee	12
Investment and Capital Committee	13
Nominating and Governance Committee	13
Communications with the Board of Directors	14
Certain Relationships and Related Transactions	15
Compensation Committee Interlocks and Insider Participation	16
Report of the Audit Committee	17
Security Ownership of Certain Beneficial Owners and Management	19
Security Ownership of Certain Beneficial Owners	19
Security Ownership of Management	20
Section 16(a) Beneficial Ownership Reporting Compliance	21
Compensation Discussion and Analysis	22
Compensation Committee Report	36
Executive Compensation	37
Summary Compensation Table	37
Grants of Plan-Based Awards	39
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	39
Outstanding Equity Awards at Fiscal Year-End	42
Option Exercises and Stock Vested	43
Nonqualified Deferred Compensation	44
Potential Payments Upon Termination or Change in Control	45
Compensation of Directors	48
Narrative Disclosure to Director Compensation Table	49
Item 2: Approval of amendments to the Company’s Amended Articles of Incorporation and Code of Regulations to adopt a majority voting standard in uncontested elections of directors	51
Item 3: Approval of an amendment to the Company’s Code of Regulations to modify the definition of a director’s “term of office”	53
Item 4: Proposal to approve an amendment to the Company’s Code of Regulations to increase the maximum number of director positions from 12 to 13 and to fix the number of directors at 13	55
Item 5: Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008	56
Other Independent Registered Public Accounting Firm Information	56
Approval of Audit and Non-Audit Services	56
Independent Registered Public Accounting Firm Fees	56
Shareholder Proposals	57
Householding	57
Charitable Contributions	57
Other Matters	57
Available Information	58
Exhibit A	59
Exhibit B	60
Exhibit C	61

THE PROGRESSIVE CORPORATION
PROXY STATEMENT

GENERAL INFORMATION REGARDING PROXY MATERIALS AND THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 18, 2008

The Board of Directors of The Progressive Corporation provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders. These include the election of four directors, amendments to our Amended Articles of Incorporation and Code of Regulations, and the ratification of the appointment of Progressive’s independent registered public accounting firm for 2008, each described in more detail below.

The Annual Meeting will take place on Friday, April 18, 2008 at 10:00 a.m., local time, at 6671 Beta Drive, Mayfield Village, Ohio 44143. The proxies also may be voted at any adjournment or postponement of the meeting.

The form of proxy (proxy card) and this Proxy Statement, which includes Progressive’s 2007 Annual Report to Shareholders as an Appendix, are being mailed to shareholders beginning on or about March   , 2008.

All properly executed written proxies, and all proxies that are properly completed and submitted by Internet or telephone, will be voted at the meeting in accordance with the directions given by the shareholder, unless the shareholder revokes his or her proxy before voting occurs at the meeting.

Only shareholders of record of The Progressive Corporation (NYSE:PGR) at the close of business on February 19, 2008, the record date, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof. Each shareholder on the record date is entitled to one vote for each of our Common Shares, $1.00 par value, held. On the record date, there were 677,988,816 shares of our common stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

You received these materials because you are a shareholder of Progressive. We hold a meeting of our shareholders annually. This year’s meeting will be held on Friday, April 18, 2008. At the meeting, shareholders will be asked to vote on several items of business. Since it is not practical or convenient for all shareholders to attend the meeting in person, our Board of Directors is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is your legal authority for another person to vote the stock you own at our Annual Meeting. The person you designate to vote your shares is referred to as your proxy. If you designate someone as your proxy in a written document, that document is also sometimes referred to as a proxy or proxy card. When you submit a proxy card, the person(s) named as your proxy(ies) on the card are required to vote your shares at the Annual Meeting in the manner you have instructed. By voting via proxy, each shareholder is able to ensure that his or her vote is counted without having to attend the Annual Meeting in person.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. The Board has approved the matters to be acted upon at the Annual Meeting (described in more detail below), subject to approval by shareholders, and recommends that you vote in favor of each director nominee named in this Proxy Statement and for each of the other proposals. However, you control your vote, and the voting instructions that you provide will be followed.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include:

•	Election of four directors, each to serve for a term of 3 years;

•	Approval of amendments to our Amended Articles of Incorporation and Code of Regulations to:

—	Elect directors by majority vote in uncontested elections;

—	Modify the definition of a director’s “term of office”;

—	Increase the number of director positions on our Board of Directors from 12 to 13 and fix the size of the Board at 13;

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008; and

•	Any other business that properly comes before the meeting.

Also, once the business of the Annual Meeting is concluded, management will briefly comment on the company’s performance and will be available to respond to appropriate questions from shareholders. The Annual Meeting will not be accessible via teleconference or webcast.

What is a proxy statement?

This document (including the exhibits, but excluding the 2007 Annual Report to Shareholders attached as an appendix) is our Proxy Statement. The proxy statement is a document that Securities and Exchange Commission (SEC) regulations require us to give shareholders when we are soliciting shareholders’ proxies to vote their shares. This Proxy Statement and the Annual Report contain important information about The Progressive Corporation and its subsidiaries, and about the matters that will be voted on at the meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Who is entitled to vote at the Annual Meeting?

Anyone who holds our common stock at the close of business on February 19, 2008, the record date, is entitled to receive the Notice of Annual Meeting and this Proxy Statement and to vote his or her shares at the Annual Meeting. As of the record date, there were 677,988,816 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

What is the difference between a “shareholder of record” and a shareholder who holds stock in “street name”?

If you hold Progressive shares directly in your name with our transfer agent, National City Bank, you are a “shareholder of record” (also known as a “registered shareholder”). The Notice of Annual Meeting, Proxy Statement, 2007 Annual Report to Shareholders and proxy card have been sent directly to you by Progressive or our representative.

If you own your shares indirectly through a broker, bank or other financial institution, your shares are said to be held in “street name.” Technically, the bank or broker is the shareholder of record with respect to those shares. In this case, the Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders and a voting instruction form have been forwarded to you by your broker, bank, other financial institution or their designated representative. Through this process, your bank or broker collects the voting instructions from all of their respective customers who hold Progressive shares and then submits those votes to us.

What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares of common stock you hold as of February 19, 2008:

•	in certificate form (i.e., you hold paper share certificates as evidence of your ownership); and

•	in book-entry form (i.e., physical certificates are not issued; includes shares held in a direct registration program or shares of restricted stock held by some of our employees and former employees).

Employees and former employees who hold shares in our Retirement Security Program (RSP), our 401k plan, will receive separate instructions on the number of shares that are eligible to be voted and how to cast their votes on those shares.

If you hold shares in street name, the voting instruction form that you receive from your bank or broker should include a statement of the number of shares that you are entitled to vote. Any questions concerning this information should be directed to your bank or broker.

What methods can I use to vote?

By Mail.  All shareholders of record can vote by written proxy card. Please be sure to complete, sign and date the proxy card and return it in the enclosed, prepaid envelope. If you are a street name holder, you will receive a voting form and instructions from your bank or broker.

By Telephone or Internet.  All shareholders of record also can vote by touch-tone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card.

The availability of telephone and Internet voting for street name holders will depend on the voting processes of your broker, bank or other financial institution. Voting instructions will be included in the materials you receive from them.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction form.

In Person.  All shareholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting only if they bring a legal proxy from their bank or broker. If you are a street name holder and you plan to vote in person, you must request the legal proxy from your bank or broker well in advance of the meeting date.

If you hold shares in our RSP, you will receive voting instructions from our plan administrator. If voting instructions are received by the plan administrator, they will be voted according to the instructions received. If you do not specify your voting instructions in the manner required by the plan administrator, the administrator will not vote your RSP shares. To allow sufficient time for voting by the RSP administrator, your voting instructions must be received by 11:59 p.m., eastern time, on Tuesday, April 15, 2008. You can change your vote at any time prior to this cut-off time; only your last vote will be counted.

Whether or not you plan to attend the Annual Meeting, the Board of Directors strongly encourages you to vote your shares by proxy prior to the meeting. Your vote is important. Please follow the voting instructions carefully to make sure that your shares are voted appropriately. You can save us the expense of a second mailing if you vote your shares promptly.

If I submit a proxy, may I later change or revoke it?

If you are a shareholder of record, you can revoke your proxy before votes are cast at the Annual Meeting by:

•	written notice to the Secretary of the company;

•	timely delivery of a valid, later-dated and signed proxy card or a later-dated vote by telephone or via the Internet; or

•	voting in person at the Annual Meeting.

If you are a street name holder of shares, you may submit new voting instructions by contacting your bank, broker or other financial institution. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting as instructed.

Who counts the votes?

Votes will be tabulated by or under the direction of the Inspectors of Election, some of whom may be regular employees of Progressive. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

When you vote on our nominees for the Board of Directors, you will have the following choices:

•	vote for all nominees (by marking your proxy card “WITH” authority to vote for the election of the nominees);

•	withhold votes as to all nominees (by marking your proxy card “WITHOUT” authority to vote for all nominees); or

•	vote for certain nominees, but withhold votes as to specified nominees (by marking your proxy card “WITH” authority to vote for the nominees, in general, and identifying in the space provided individual nominees as to whom you withhold your authority to vote).

The director nominees who receive the greatest number of affirmative votes will be elected directors. Broker non-votes (discussed below) thus will not affect the results of the election. The Board recommends a vote for each of the nominees.

What are my voting choices when voting on the proposals to amend our Amended Articles of Incorporation or Code of Regulations (Items 2 through 4), and what vote is needed to pass the proposals?

For each proposal, you may select from the following choices:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The proposal to approve majority voting for directors in uncontested elections (Item 2 below) will be adopted if approved by the affirmative vote of a majority of the company’s common shares outstanding as of the record date. As such, abstentions and broker non-votes will have the same effect as votes against the proposal.

The proposals to amend the definition of a director’s “term of office” in our Code of Regulations (Item 3 below) and to increase the number of director positions from 12 to 13 and to fix the number of directors at 13 (Item 4 below) will be adopted if approved by the affirmative vote of seventy-five percent (75%) of the company’s common shares outstanding as of the record date. Abstentions and broker non-votes will have the same effect as votes against the proposal. In addition, shareholders’ approval of Item 3 will be deemed effective only if shareholders have also approved the proposal in Item 2 described in the immediately preceding paragraph.

The Board recommends a vote FOR each of the proposals.

What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008 (Item 5 below), and what vote is needed to ratify their appointment?

In the vote on the approval of the appointment of PricewaterhouseCoopers LLC as the company’s independent registered public accounting firm for 2008, shareholders may:

•	vote FOR the ratification;

•	vote AGAINST the ratification; or

•	ABSTAIN from voting on the ratification.

This proposal will be adopted if approved by the affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding common shares. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board recommends a vote FOR the ratification.

What is a broker non-vote?

A broker non-vote occurs when a broker’s or bank’s customer does not provide the broker or bank with voting instructions on “non-routine” matters for shares owned by the customer (sometimes referred to as the “beneficial owner”) but held in the name of the broker or bank. For such matters, the broker or bank cannot vote on behalf of the shareholder and reports the number of such shares as “non-votes.” By contrast, if a proposal is considered “routine,” the broker or bank, in its discretion, may vote any shares as to which it has not received specific instructions from its customer. Whether the proposal is non-routine or routine is governed by the rules of the New York Stock Exchange. Of the proposals included in this Proxy Statement, Item 4 is considered “non-routine” by the NYSE and, therefore, the broker or bank will not be allowed to vote shares with respect to that proposal without specific instructions from the beneficial owner.

What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy card. For shareholders of record, if no specific instructions are given, proxies that are signed and returned will be voted in accordance with the recommendations of the Board of Directors, as follows:

•	FOR the election of all four director nominees, each for a term of 3 years;

•	FOR the proposal to approve amendments to the company’s Amended Articles of Incorporation and Code of Regulations to adopt a majority voting standard in uncontested elections of directors;

•	FOR the proposal to approve an amendment to the company’s Code of Regulations to modify the definition of a director’s “term of office”;

•	FOR the proposal to approve an amendment to the company’s Code of Regulations to increase the maximum number of director positions from 12 to 13 and to fix the number of directors at 13; and

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2008.

Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Annual Report to Shareholders on the Internet?

The Notice of Annual Meeting, Proxy Statement and 2007 Annual Report to Shareholders are available on a dedicated Web site at progressiveproxy.com. The Annual Report on Form 10-K is available at the Investor Relations section of our Web Site at progressive.com/sec. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by e-mail to investorrelations@progressive.com, by calling toll-free 1-800-542-1061 or by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

Street Name Holders.  If you hold your shares in a bank or brokerage account, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

ITEM 1: ELECTION OF DIRECTORS

Four of our directors have been nominated for re-election this year. Information about the structure of our Board of Directors and about our individual directors follows.

Progressive’s Code of Regulations provides that the number of directors shall be fixed at no fewer than five and no more than 12. The number of directors has been fixed by shareholders at 12, and there are currently 11 directors on the Board and one vacancy. The Code of Regulations also provides that the directors are to be divided into three classes as nearly equal in number as possible and that the classes are to be elected for staggered terms of three years each. Directors of one class are elected annually, except as provided below. At the Annual Meeting, the shares represented by the proxies obtained hereby, unless otherwise specified, will be voted for the election as directors of the four nominees named below, each to serve for a three-year term, and until their respective successors are duly elected and qualified. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose.

Based upon a recommendation from the Board’s Nominating and Governance Committee, the Board has nominated the four nominees named below for re-election to the Board. No shareholder nominations for the election of directors have been received within the time period specified by Section 13 of Article II of our Code of Regulations or pursuant to our Shareholder-Proposed Candidate Procedures (discussed below). Proxies cannot be voted at the Annual Meeting for a greater number of persons than the four nominees named in this Proxy Statement.

If written notice is given by any shareholder to the President, a Vice President or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made at the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate his or her voting power in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or distribute such number of votes among two or more nominees, as the shareholder sees fit. If the enclosed proxy is executed and returned and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the four nominees named below as possible.

Pursuant to our Corporate Governance Guidelines, if a nominee for director receives less than a majority of the votes cast in an uncontested election, although the nominee is elected as a director under Ohio law, he or she is expected to tender his or her resignation to the Board. In such an event, the Nominating and Governance Committee will consider the resignation offer and recommend to the Board whether to accept or reject it. The Board will then make the final decision whether to accept or reject the tendered resignation based on all the facts and circumstances then presented. (Note that if shareholders approve the proposals presented in this Proxy Statement as Item 2 (majority voting for directors in uncontested elections) and Item 3 (modifications to the definition of a director’s “term of office”), the Board expects to modify the procedures summarized in this paragraph as appropriate to reflect the amendments to our Amended Articles of Incorporation and Code of Regulations that are approved under those proposals.)

The Board currently has one vacancy. Under our Code of Regulations, the Board has the right to elect a new director to fill such a vacancy, but the new director so elected would serve for a term that expires on the date of the next shareholder meeting at which directors are to be elected. No decision has been made to fill the vacancy at this time.

The following information is provided for each person nominated for election as a director and for those directors whose terms will continue after the Annual Meeting. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years. Each nominee is currently a director of Progressive.

Nominees for Election at the Annual Meeting

		Principal Occupation and		Director	Term
Name	Age	Last Five Years Business Experience	Other Directorships	Since	Expires

Charles A. Davis	59	Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (global private equity firm) since June 2005; Chairman and CEO, MMC Capital, Inc., Greenwich, Connecticut (global private equity firm) prior to June 2005; Vice Chairman, Marsh & McLennan Companies, Inc., New York, New York (financial services) prior to December 2004	AXIS Capital Holdings Limited, Media General, Inc., and The Hershey Company	1996	2011

Bernadine P. Healy, M.D.	63	Health Editor and Medical Columnist, U.S. News & World Report, Washington, D.C. (publishing)	Ashland Inc., Invacare Corporation and National City Corporation	2002	2011

Jeffrey D. Kelly	54	Chief Financial Officer, National City Corporation (“NCC”), Cleveland, Ohio (commercial banking); Vice Chairman of NCC since December 2004; Executive Vice President of NCC prior to December 2004	National City Corporation	2000	2011

Abby F. Kohnstamm	54	President and Chief Executive Officer, Abby F. Kohnstamm & Associates, Inc., New York, New York (marketing consulting firm) since January 2006; Senior Vice President of Marketing, IBM Corporation, Armonk, New York (information technology) prior to December 2005	Tiffany & Co.	2006	2011

Directors Whose Terms will Continue after the Annual Meeting

		Principal Occupation and		Director	Term
Name	Age	Last Five Years Business Experience	Other Directorships	Since	Expires

Stephen R. Hardis	72	Non-Executive Chairman of the Board, Marsh & McLennan Companies, Inc,, New York, New York (financial services) since May 2006; Lead Director, Axcelis Technologies, Inc., Beverly, Massachusetts (semiconductor equipment manufacturing) since May 2005; Chairman of the Board, Axcelis Technologies, Inc. prior to May 2005	American Greetings Corporation, Axcelis Technologies, Inc., Lexmark International, Inc., Marsh & McLennan Companies, Inc. and Nordson Corporation	1988	2009

Norman S. Matthews	75	Consultant, New York, New York	Finlay Enterprises, Inc. and Henry Schein, Inc.	1981	2009

Bradley T. Sheares, Ph.D.	51	Formerly Chief Executive Officer, Reliant Pharmaceuticals, Inc., Liberty Corner, New Jersey (pharmaceutical products) from January 2007 to December 2007; President, U.S. Human Health Division of Merck & Co., Inc., Whitehouse Station, New Jersey (pharmaceutical products and services) prior to July 2006	Honeywell International, Inc.	2003	2009

Peter B. Lewis	74	Non-Executive Chairman of the Board of The Progressive Corporation since March 2003; Executive Chairman of the Board prior to March 2003	None	1965	2010

		Principal Occupation and		Director	Term
Name	Age	Last Five Years Business Experience	Other Directorships	Since	Expires

Patrick H. Nettles, Ph.D.	64	Executive Chairman of the Board of Directors, Ciena Corporation, Linthicum, Maryland (telecommunications)	Axcelis Technologies, Inc. and Ciena Corporation	2004	2010

Glenn M. Renwick	52	President and Chief Executive Officer of The Progressive Corporation; President, Chairman of the Board and Chief Executive Officer of Progressive Casualty Insurance Company (a Progressive subsidiary) prior to April 2004; officer and director of various other subsidiaries of Progressive	Fiserv, Inc.	1999	2010

Donald B. Shackelford	75	Chairman of the Board, Fifth Third Bank, Central Ohio (successor to State Savings Bank), Columbus, Ohio (commercial banking)	Diamond Hill Investment Group, Inc.	1976	2010

OTHER BOARD OF DIRECTORS INFORMATION

Board of Directors Independence Standards and Determinations

The Board of Directors has approved categorical independence standards which, if satisfied by a director, will permit a determination that such director is independent for purposes of the New York Stock Exchange (NYSE) Listing Standards. Under Progressive’s standards, an individual director may be determined to be “independent” only if he or she satisfies each of the following requirements, or if he or she is otherwise determined to be independent by a disinterested majority of the Board as provided below:

•	He or she is not currently an officer or employee of The Progressive Corporation or any of its subsidiaries, and has not been an officer or employee of Progressive or any of its subsidiaries at any time during the past three years. For purposes of this requirement, “officer” does not include a non-executive Chairman of the Board who is otherwise independent under these standards.

•	No member of his or her immediate family is an executive officer of Progressive or has been an executive officer of Progressive at any time during the past three years.

•	Neither he or she, nor any member of his or her immediate family, receives, or has received during any twelve-month period within the past three years, more than $100,000 in direct compensation from Progressive or any of its subsidiaries, other than (i) retainer and meeting fees and equity grants for service as a director, and (ii) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service). For purposes of this requirement, compensation received by an immediate family member for service as an employee of Progressive (other than as an executive officer) will not be considered.

•	He or she (i) is not currently a partner or employee of a firm that is Progressive’s internal or external auditor, and (ii) was not at any time within the past three years a partner or employee of such a firm who personally worked on Progressive’s audit during that time.

•	No member of his or her immediate family (i) is currently a partner in a firm that is Progressive’s internal or external auditor, (ii) is currently an employee of such firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iii) was at any time within the past three years a partner or employee of such firm and personally worked on Progressive’s audit during that time.

•	Neither he or she, nor any member of his or her immediate family, is or has been at any time during the past three years, employed as an executive officer of another company where any of the present executive officers of Progressive at the same time serves or served on the compensation committee of such other company.

•	Neither he or she, nor any member of his or her immediate family, has a direct business or other relationship with Progressive or any of its subsidiaries (as a lawyer, consultant or otherwise), other than as a director of Progressive, or has had any such business or other relationship with Progressive at any time during the past three years. For purposes of this requirement, service by an immediate family member as an employee of Progressive (other than as an executive officer) will not compromise the director’s independence.

•	Neither he or she, nor any member of his or her immediate family, is a member of or counsel to any law firm that Progressive has retained during the last fiscal year or proposes to retain during the current fiscal year.

•	Neither he or she, nor any member of his or her immediate family, is a partner or executive officer of any investment banking firm that has performed services for Progressive (other than as a participating underwriter in a syndicate) during the last fiscal year or that Progressive proposes to have perform such services during the current fiscal year.

•	He or she is not a current employee of, and no member of his or her immediate family is a current executive officer of, and neither he or she nor any member of his or her immediate family holds a one percent or greater equity interest in, any other company or organization that has, or has had at any time within the past three years, a material business or other relationship with Progressive or any of its subsidiaries. For purposes of this standard, a relationship will be deemed to be material if the total amount of the payments made or received by Progressive or any of its subsidiaries in connection with such business or other relationship during the relevant fiscal year was, or for the current fiscal year is expected to be, more than the greater of (i) $1 million or (ii) two percent of the consolidated gross revenues of such other entity.

Contributions by Progressive to a charitable or non-profit organization in which a director or his or her spouse serves as a director, trustee or executive officer or in an equivalent position will be deemed immaterial under Progressive’s standards if Progressive’s contributions to such organization in any calendar year do not exceed $25,000 (excluding matching gifts made by The Progressive Insurance Foundation in response to employee contributions to such organization). If Progressive makes annual contributions in excess of the stated amount to any such organization, the effect, if any, on the director’s independence will be considered on a case-by-case basis.

If a director has one or more relationships with Progressive that fall outside of our categorical standards, the materiality of such other relationships will be determined by a disinterested majority of directors on a case-by-case basis. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The ownership of even a significant amount of stock, by itself, however, is not a bar to a finding of independence.

The Board of Directors has considered the independence of each of the directors under the foregoing standards and, based on such considerations and the recommendations of the Nominating and Governance Committee of the Board of Directors, and after due inquiry into the facts and circumstances of each director’s relationships with Progressive (if any), has determined that each of our current directors, with the exception of Glenn M. Renwick as discussed further below, (i) satisfies Progressive’s independence standards as described above, (ii) has no relationship with Progressive or its subsidiaries or with any charitable organization that received a contribution from Progressive that would require an individual determination as to such director’s independence, and (iii) is independent under the applicable NYSE Listing Standards.

Mr. Glenn M. Renwick is not independent by virtue of his position as Progressive’s current President and Chief Executive Officer.

Meetings of the Board of Directors and Attendance

The Board of Directors held nine meetings during 2007, two of which were held by conference call.

All of the current directors were on the Board throughout 2007. All directors attended more than 75% of their scheduled Board and Committee meetings.

Pursuant to Progressive’s Corporate Governance Guidelines, directors are expected to attend Progressive’s Annual Meeting of Shareholders. Normally, a meeting of the Board will be scheduled on the date of the Annual Meeting. Progressive’s 2007 Annual Meeting of Shareholders was attended by 11 out of 12 of its then current directors. A full copy of our Corporate Governance Guidelines can be found on our Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

Meetings of the Non-Management Directors

Pursuant to Progressive’s Corporate Governance Guidelines, our non-management directors meet in executive session at least quarterly. Each such meeting also constitutes a meeting of our independent directors. The Chairman of the Board, provided that he or she is not an executive officer of Progressive, presides at these meetings. In the event that a non-executive Chairman is not available to lead these meetings, the presiding director would be chosen by the non-management directors in attendance. In 2007, the non-management directors met in executive session six times.

Board Committees

The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, and a Nominating and Governance Committee, as described below. The complete written charters for each of the Committees (other than the Executive Committee, which does not have a charter) can be found on our Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

Executive Committee

Messrs. Hardis, Kelly, Lewis (Chairman) and Renwick are the current members of the Board’s Executive Committee, which exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees. During 2007, the Executive Committee did not meet, but adopted resolutions by written action pursuant to Ohio corporation law on 13 occasions.

Audit Committee

Drs. Healy and Nettles and Mr. Hardis (Chairman) are the current members of the Board’s Audit Committee, which assures that the organizational structure, policies, controls and systems are in place to monitor performance. The Audit Committee monitors the integrity of Progressive’s financial statements, our financial reporting processes and internal control over financial reporting, our compliance with legal and regulatory requirements and the public release of financial information.

The Committee also is responsible for confirming the independence of, and the selection, appointment, compensation, retention and oversight of the work of, our independent registered public accounting firm. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee is financially literate, has no relationship to Progressive that may interfere with the exercise of his or her independence from management and Progressive, and is independent as defined in the applicable Securities and Exchange Commission (“SEC”) rules and NYSE Listing Standards. During 2007, the Audit Committee met in person seven times and participated in five conference calls to review our financial and operating results.

Audit Committee Financial Expert.  The Board of Directors has determined that Mr. Stephen R. Hardis, the Chairman of the Audit Committee, is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that he has accounting or related financial management expertise, as required by the NYSE Listing Standards. Mr. Hardis is a former Chairman and Chief Executive Officer of Eaton Corporation, where he served as Chief Financial and Administrative Officer before becoming CEO. He has served on the audit committees of a number of public companies through the years, including as a member of Progressive’s Audit Committee from April 1988 through December 1999. He is currently the chairman of the audit committee of one other public company, where he has also been named the audit committee financial expert. The Board has determined that through appropriate education and experience, Mr. Hardis has demonstrated that he possesses the following attributes:

•	An understanding of accounting principles generally accepted in the United States of America and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by Progressive’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal control over financial reporting; and

•	An understanding of audit committee functions.

Compensation Committee

Messrs. Davis (Chairman) and Matthews and Dr. Sheares are the current members of the Board’s Compensation Committee. During 2007, the Compensation Committee met four times in person and three times by phone, and adopted resolutions by written action pursuant to Ohio corporation law on four occasions.

The Committee makes all final determinations regarding executive compensation, including salary, equity (restricted stock awards) and non-equity incentive compensation (cash incentive) targets, and related performance goals, formulae and procedures. The Committee (or in certain circumstances, the full Board of Directors, based on the Committee’s recommendation) also approves the terms of the various compensation and benefit plans in which executive officers and other employees may participate. Committee decisions are made after considering compensation data from comparable companies obtained by Progressive from independent third parties, internal analysis and/or recommendations presented by management. The executive compensation decisions represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple Committee meetings and in meetings between the Committee and management, including our Chief Executive Officer, our Chief Human Resource Officer, members of the Human Resource and Law Departments, and other Progressive personnel. In addition, the Committee frequently consults with the full Board of Directors on executive compensation matters.

The Committee’s determinations regarding incentive compensation for executive level employees (for example, performance criteria and standards relating to annual cash bonus determinations) also apply to incentive plans covering non-executive employees. Under this arrangement, executives and non-executives alike are motivated to achieve the same performance objectives. The Committee has delegated to management, however, the authority to implement such plans, and make other compensation-related decisions (such as salary and restricted stock awards), for non-executive level employees.

The Committee has the authority under its Charter to hire its own compensation consultants, at Progressive’s expense. The Committee regularly assesses the need for a consultant, most recently considering the issue at its January 2008 meeting. The Committee decided that a consultant would not be hired at that time, in view of Progressive’s consistent compensation program, the program’s significant performance-based features that have been successfully tested in both good and bad performance years, and the availability of credible market data from independent third parties, among other factors. The Committee has clearly indicated that it remains open to hiring a consultant in the future should circumstances change, and that it will continue to monitor these and other relevant factors and reconsider the issue from time to time. For more information on executive compensation, see the “Compensation Discussion and Analysis” section beginning on page 22.

Investment and Capital Committee

Messrs. Kelly (Chairman), Lewis and Shackelford are the current members of the Board’s Investment and Capital Committee, which monitors and advises Progressive on its investment and capital management policies. During 2007, the Investment and Capital Committee met six times.

Nominating and Governance Committee

Messrs. Davis, Hardis and Matthews (Chairman) are the current members of the Board’s Nominating and Governance Committee. The Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such potential candidates.

The Committee also is responsible for monitoring corporate governance matters as they affect the Board and the company. The Committee regularly reviews Progressive’s Corporate Governance Guidelines and related matters to ensure that they continue to correspond to and support the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from Board members or management. The Committee reviewed the Guidelines in 2007, and proposed several changes including, most significantly, the addition of stock ownership guidelines for the CEO and the executive officers who report directly to him. These changes were adopted by the Board during 2007.

In addition, the Nominating and Governance Committee led the Board’s consideration of issues relating to majority voting in uncontested director elections, due to a change in Ohio law on the subject, and proposed amendments to the company’s Amended Articles of Incorporation and Code of Regulations to adopt majority voting in uncontested directors elections and related modifications. These proposals were also adopted by the Board, subject to shareholder approval, and are included in this Proxy Statement as the proposals set forth in Items 2 and 3. Finally, in reviewing the operation of the Board and its flexibility to recruit and attract director candidates, the Committee determined that an increase in the size of the Board by one member would be desirable. The Board again agreed, and this issue is presented for shareholder approval below in Item 4.

Until December 2007, the Board had not had a vacancy in approximately 18 months, so an active search for new directors was not ongoing. In the past, a search firm had been retained to assist in such searches, and the Committee has the authority to retain such a firm to assist with the current vacancy, and future vacancies, if it so chooses.

During 2007, the Nominating and Governance Committee met four times. The Committee regularly reviews the qualifications of potential candidates for the Board. The Committee recommended the four nominees named above, each of whom is currently a director, for re-election to the Board.

Shareholder-Proposed Candidate Procedures.  Pursuant to the Nominating and Governance Committee’s Charter, the Board has adopted a policy of considering director candidates who are recommended by Progressive’s shareholders. In addition, the Committee has adopted Procedures for Shareholders to Propose Candidates for Directors (the “Shareholder-Proposed Candidate Procedures” or “Procedures”).

Any shareholder desiring to propose a candidate for election to the Board under these Procedures may do so by mailing to Progressive’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by the Shareholder-Proposed Candidate Procedures, the complete text of which can be found on our Web site at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address: Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143. Upon receipt, the Secretary will forward the notice, and the other information provided, to the Committee.

The nominating shareholder may also include any additional information that the shareholder believes is relevant to the Committee’s consideration of the candidate. If a shareholder proposes a candidate without submitting all of the foregoing items, the Committee, in its discretion, may reject the proposed candidate, request more information from the nominating shareholder, or consider the proposed candidate while reserving the right to request more information. In addition, the Committee may further limit each shareholder to one proposed candidate in any calendar year and may refuse to consider any additional candidate(s) proposed by such shareholder or its affiliates during the calendar year.

Shareholders may propose candidates to the Committee pursuant to the Shareholder-Proposed Candidate Procedures at any time. However, to be considered by the Committee in connection with Progressive’s next Annual Meeting of Shareholders (held in April of each year), the Secretary must receive the shareholder’s proposal and the information required above on or before November 30th of the year immediately preceding such Annual Meeting.

It is the Committee’s policy to review and evaluate each candidate for nomination submitted by shareholders in accordance with the Shareholder-Proposed Candidate Procedures on the same basis as candidates who are suggested by our Board members, executive officers or other sources, which may include professional search firms retained by the Committee. The Committee will give strong preference to candidates who are likely to be deemed independent from Progressive under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffiliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of Progressive’s common shares that have been owned for more than two years).

In considering director nominations, the Committee will consider: the current composition of the Board and how it functions as a group; the talents, personalities, strengths and weaknesses of current Board members; the value of contributions made by individual Board members; the need for a person with specific skills, experiences or background to be added to the Board; any available or anticipated vacancies due to retirement or other reasons; and other factors which may enter into the nomination decision. Upon the expiration of a director’s term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee’s judgment, the director has made and is likely to continue to make a significant contribution to the Board and Progressive.

When considering an individual candidate’s suitability for the Board, the Committee will evaluate each individual on a case-by-case basis. The Committee does not prescribe minimum qualifications or standards for directors, but instead looks for directors who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s Charter — integrity, judgment, commitment, preparation, participation and contribution. In addition, the Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession or other career and the skills and talents that the candidate would be expected to add to the Board. The Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. Such background inquiries may also be conducted, in whole or in part, on the Committee’s behalf by third parties, such as professional search firms. The Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates. If a candidate is not nominated, the Committee will have the discretion to reconsider his or her candidacy in connection with future vacancies on the Board.

The Committee’s decision not to nominate a particular individual for election to the Board will not be publicized by Progressive, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so in its sole discretion.

These Shareholder-Proposed Candidate Procedures are in addition to any rights that a shareholder may have under our Code of Regulations or under any applicable laws or regulations in connection with the nomination of directors for our Board.

Communications with the Board of Directors

The Board of Directors has adopted procedures for shareholders to send written communications to the Board as a group. Such communications must be clearly addressed to the Board of Directors and sent to either of the following, at the election of the shareholder:

•	Peter B. Lewis, Chairman of the Board, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mail: peterlewis@progressive.com.

•	Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, Ohio 44143 or e-mail: chuckjarrett@progressive.com.

In addition, interested parties may contact the non-management directors as a group by sending a written communication to either of the above-named individuals. Such communication must be clearly addressed to the non-management directors.

The recipient will promptly forward communications so received to the full Board of Directors or to the non-management directors, as specified by the shareholder.

Certain Relationships and Related Transactions

Transactions between The Progressive Corporation or its subsidiaries and any director or executive officer, or any entity in which one or more of our directors or executive officers is a substantial owner, director or executive officer, must be disclosed to and, if appropriate, approved by, our Board of Directors. Our Code of Business Conduct and Ethics prohibits directors and executive officers from having a direct or indirect financial interest in any transaction involving Progressive, unless either: (i) the transaction is disclosed to and approved by a disinterested majority of the Board; or (ii) with respect to a transaction with another publicly held company, the transaction and the Progressive person’s status as a director, officer, consultant or advisor to such other company are known to the Board, a disinterested majority of the Board does not object to the person’s continued service to such other public company, and the annual payments to or from Progressive under the transaction do not exceed the lesser of 1% of Progressive’s or such other company’s consolidated revenues.

This policy is carried out by the Law Department as transactions with such persons or entities, or proposals for such transactions, are identified by management or disclosed by members of the Board. As indicated above, the policy applies to all transactions that occur between Progressive and the persons or entities described above. If a transaction with any such person or entity is proposed or entered into during the course of the year, the transaction is presented to the Board for consideration, typically at its next meeting. In addition, all previously approved transactions that are expected to continue into a new year are presented to the Board for review on an annual basis at the Board’s first meeting of the year (in January or February). This procedure further allows the Board to consider these relationships at the same time that it is considering whether directors are independent under applicable rules and regulations.

The following discussion sets forth the relationships and transactions known by management at this time to involve Progressive or its subsidiaries and such persons or entities. In each case, pursuant to the policies described above, these transactions have been disclosed to the Board of Directors and a disinterested majority of the Board approved the transaction or, in the case of ongoing relationships that were presented to the Board, permitted the continuation or renewal of the relationship.

•	Mr. Jeffrey D. Kelly, a director of Progressive, is the Vice Chairman and Chief Financial Officer of National City Corporation, the parent company of National City Bank (“NCB”). Dr. Bernadine P. Healy, a director of Progressive, is also a director of National City Corporation. NCB is the Transfer Agent and Registrar for our common shares and received fees of $81,572 for such services for 2007. Additionally, we use NCB for commercial banking services and paid $1,303,367 to NCB in service charges during 2007. In each case, these charges represented NCB’s customary rates.

Progressive also has an uncommitted line of credit with NCB in the principal amount of $125 million. We do not incur any commitment fees for this arrangement and no borrowings were outstanding under this line of credit at any time during 2007. A subsidiary of Progressive has $125 million on deposit with NCB. These funds are invested in interest-bearing securities approved by us. This line of credit and the deposit are components of our cash contingency arrangement to ensure the availability of those funds in the event of certain emergencies affecting capital markets and banking operations.

We have established a $36 million trust on behalf of the policyholders of a nonconsolidated affiliate of Progressive, with NCB as trustee, in order to maintain the A.M. Best rating of the nonconsolidated affiliate. We incur an annual trustee fee of $15,000 in connection with this trust, which represents NCB’s customary rates.

•	Mr. Stephen R. Hardis, a director of Progressive, is also a director and non-executive chairman of Marsh & McLennan Companies, Inc. (“Marsh”). Progressive pays commissions to various subsidiaries of Marsh for brokerage services in the ordinary course of our auto and non-auto insurance businesses, at customary rates for the services rendered. During 2007, we paid $1,057,506 for these services.

During 2007, we also paid $10,796 to a division of Mercer Management Consulting, Inc. (“Mercer”), a subsidiary of Marsh, for compensation and benefits surveys. The fees paid to Mercer were customary rates for the products purchased or services rendered.

•	Mr. Charles A. Davis, a director of Progressive, serves as a director of AXIS Capital Holdings Limited (“AXIS”). During 2007, AXIS reinsured part of the risk we have under the policies we wrote for directors’ and officers’ liability insurance, trust errors and omissions insurance and bond products. AXIS provides reinsurance coverage of $2.8 million on policy limits of $15 million, for losses incurred in excess of the first $1 million. During 2007, we paid $2,839,028 in premiums to AXIS, and collected $1,678,881 on paid losses related to, this coverage. At December 31, 2007, we had $2,797,757 of reinsurance recoverables on unpaid losses under this arrangement. AXIS is one of several companies that we use to reinsure this non-auto line of business. The terms of this reinsurance arrangement with AXIS are consistent with those between us and the other reinsurers.

•	Mr. Philip A. Laskawy, a former director of Progressive, who left the Board in December 2007, is also a director of Cap Gemini, S.A., a French public company. In 2007, we paid $7,504,456 to Cap Gemini, S.A., for information technology consulting fees. These charges represent the customary rates for services provided.

•	Mr. Glenn M. Renwick, President, Chief Executive Officer and a director of Progressive, is also a director of Fiserv, Inc. We paid $35,847 to Fiserv, Inc., or its subsidiaries, for comparative rating software during 2007. These charges represent the customary rates for the products purchased.

•	In 2006, a subsidiary of Progressive and a company owned by Mr. Peter B. Lewis, Chairman of the Board, entered into a sublease for space at an airplane hangar leased by the subsidiary, to house the airplane owned by Mr. Lewis’s company and related personnel and equipment. The sublease has a 5-year term that commenced in October 2006, and Mr. Lewis’s company has options to extend the sublease for three additional 5-year terms. Under the sublease, Mr. Lewis’s company rents approximately two-thirds of the hangar space and one-half of the office space at the facility, and it further reimburses one-half of other occupancy costs (such as common area maintenance, insurance, taxes, etc.) and one-half of certain construction and capital expenses. In addition, Mr. Lewis’s company reimburses Progressive for fuel for its aircraft, based on actual fuel used, plus one-half of the fuel flow fee incurred by us under our lease for the hangar. During 2007, Mr. Lewis’s company paid Progressive’s subsidiary a total of $468,146 for rent and other occupancy expenses in accordance with the terms of the sublease, including its one-half share of the construction costs associated with tenant improvements.

•	The following relatives of executive officers and directors worked for Progressive in 2007: the son of Mr. Forrester (retired CFO), Ian Forrester, as a product manager; the brother of Brian Domeck (CFO), John Domeck, as an attorney; and the son-in-law of Mr. Hardis (director), Stephen Ware, who works in our information technology area. The dollar value of each of these employment relationships for 2007 was less than $175,000. In determining the dollar value of these relationships, we used the same methodology that is used to determine compensation for named executive officers in the Summary Compensation Table below, under which total compensation includes, to the extent applicable to each individual, salary paid in 2007, Gainsharing and other bonuses earned in 2007, restricted stock expense recognized by Progressive during the year, company-matching contributions to retirement security (401k) accounts and other compensation, but excludes health and welfare benefits that are available generally to all salaried employees, as contemplated by the applicable regulations. In each case, we believe that the level of compensation is appropriate in view of the individual’s position, responsibilities and experience and is consistent with our companywide compensation structure.

Compensation Committee Interlocks and Insider Participation

Messrs. Davis and Matthews and Dr. Sheares served as members of Progressive’s Compensation Committee during 2007. There are no Compensation Committee interlocks.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors (the “Committee”) oversees Progressive’s financial reporting process on behalf of the Board. Progressive’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management Progressive’s audited financial statements for the year ended December 31, 2007, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

The Committee has discussed with PricewaterhouseCoopers LLC (“PWC”), Progressive’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, PWC’s judgment as to the quality, not just the acceptability, of Progressive’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Committee has received the written disclosures and letter from PWC required by Independence Standards Board Standard No. 1 and has discussed with PWC their independence from management and Progressive.

The Committee discussed with Progressive’s internal auditors and PWC the overall scope and plans for their respective audits. The Committee meets with the internal auditors and PWC, with and without management present, to discuss the results of their examinations, evaluations of Progressive’s internal controls and the overall quality of Progressive’s financial reporting. During 2007, the Committee held seven meetings and participated in five conference calls to review Progressive’s financial and operating results. Also, during 2007, the Committee reassessed the adequacy of the Audit Committee’s Charter, recommended certain minor modifications to the Charter and approved the Charter, as so modified, and recommended that the Charter be submitted for approval to the full Board of Directors. The Board approved the Charter, as so modified, on December 14, 2007, and it became effective as of January 1, 2008. A copy of the Charter, as so approved, is available on our Web site at progressive.com/governance.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The Committee has selected and retained PWC to serve as the independent registered public accounting firm for Progressive and its subsidiaries for 2008. Shareholders will be given the opportunity to express their opinion on ratification of this selection at the 2008 Annual Meeting of Shareholders.

On December 21, 2007, Philip A. Laskawy, then Chairman of the Audit Committee, resigned from Progressive’s Board of Directors and his position on the Audit Committee. He cited the reason for his resignation as his ongoing involvement as the Chairman of the International Accounting Standards Committee Foundation, whose meetings regularly conflict with scheduled meetings of the Progressive Board. On that same date, the Board of Directors appointed Stephen R. Hardis to replace Mr. Laskawy as Audit Committee Chairman.

AUDIT COMMITTEE
Stephen R. Hardis, Chairman
Patrick H. Nettles, Ph.D.
Bernadine P. Healy, M.D.

This Page Intentionally Left Blank

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following information is set forth with respect to persons known to management to be the beneficial owners, as of December 31, 2007, of more than 5% of Progressive’s Common Shares, $1.00 par value:

Name and Address	Amount and Nature of		Percent
of Beneficial Owner	Beneficial Ownership[1]		of Class

Davis Selected Advisers, L.P.	78,680,531	[2]	11.6%
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

Peter B. Lewis	49,033,333	[3]	7.2%
6300 Wilson Mills Road
Mayfield Village, Ohio 44143

Ruane, Cunniff & Goldfarb Inc.	34,452,567	[4]	5.1%
767 Fifth Avenue, Suite 4701
New York, New York 10153-4798

[1]	Except as otherwise indicated, the persons listed as beneficial owners of the common shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

[2]	The common shares are held in investment accounts maintained with Davis Selected Advisers, L.P., as of December 31, 2007, and it disclaims any beneficial interest in such shares. Davis Selected Advisers, L.P. has advised that it has sole voting power as to 73,675,577 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares. Mr. Charles A. Davis, a director of Progressive, has no affiliation with Davis Selected Advisers, L.P.

[3]	Includes 220,019 common shares held for Mr. Lewis by a trustee under Progressive’s Retirement Security Program, 888,338 common shares subject to currently exercisable stock options and 8,548 restricted common shares granted to Mr. Lewis in his capacity as Chairman of the Board. Also includes 1,048,705 shares held by two charitable corporations which Mr. Lewis controls, but as to which he has no pecuniary interest.

[4]	The common shares are held in investment accounts maintained with Ruane, Cunniff & Goldfarb Inc., as of December 31, 2007, and it disclaims any beneficial interest in such shares. Ruane, Cunniff & Goldfarb Inc. has advised that it has sole voting power as to 21,807,850 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares.

Security Ownership of Management

The following information summarizes the beneficial ownership of Progressive’s common shares as of December 31, 2007, by each director and nominee for election as a director of Progressive, each of the named executive officers (as identified on page 37) and by all directors and all individuals who were our executive officers on December 31, 2007, as a group. In addition, to provide a more complete picture of certain individual’s financial interest in Progressive shares, the final two columns include share equivalent units held in our benefit plans that do not technically qualify as “beneficially owned” under the applicable regulations, also as of December 31, 2007.

	Common	Common	Beneficially							Total
	Shares	Shares	Owned	Other		Total				Interest
	Subject to	Subject to	Common	Common		Common			Units	in Common
	Restricted	Currently	Share	Shares		Shares			Equivalent	Shares
	Stock	Exercisable	Equivalent	Beneficially		Beneficially	Percent		to Common	and Unit
Name	Awards[1]	Options[2]	Units[3]	Owned[4]		Owned	of Class[5]		Shares[6]	Equivalents

Charles A. Davis	7,052	99,945	11,877	147,837		266,711		*	13,429	280,140
Brian C. Domeck	57,495	96,992	0	4,282		158,769		*	0	158,769
W. Thomas Forrester	74,740	864,790	71,644	228,687		1,239,861		*	20,580	1,260,441
Stephen R. Hardis	6,838	82,337	6,086	179,163		274,424		*	151,021	425,445
Bernadine P. Healy, M.D.	6,624	0	0	44,611		51,235		*	4,011	55,246
Charles E. Jarrett	132,527	289,938	43,324	4,068		469,857		*	0	469,857
Jeffrey D. Kelly	6,624	65,493	6,421	50,820		129,358		*	15,227	144,585
Abby F. Kohnstamm	6,411	0	5,102	0		11,513		*	0	11,513
Peter B. Lewis	8,548	888,338	0	48,136,447	[7]	49,033,333	7.2%		0	49,033,333
Norman S. Matthews	7,052	99,945	16,795	188,212		312,004		*	22,882	334,886
Patrick H. Nettles, Ph.D.	6,624	0	11,462	0		18,086		*	0	18,086
Brian J. Passell	152,101	494,401	0	33,543	[8]	680,045		*	0	680,045
Glenn M. Renwick	1,316,034	2,110,042	443,880	896,971		4,766,927		*	0	4,766,927
Donald B. Shackelford	6,411	99,945	7,853	748,108		862,317		*	24,181	886,498
Bradley T. Sheares, Ph.D.	6,411	0	3,276	0		9,687		*	13,105	22,792
Raymond M. Voelker	114,120	43,817	0	26,513		184,450		*	0	184,450

All 22 Executive Officers and Directors as a Group	2,310,089	5,630,534	675,313	50,939,938		59,555,874	8.7%		264,436	59,820,310

*Less than 1% of Progressive’s outstanding common shares.

[1]	Includes common shares held for executive officers and directors pursuant to unvested restricted stock awards issued under various incentive plans we maintain. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

[2]	The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

[3]	These units have been credited to the individual’s account under certain of our deferred compensation plans and are included in shares beneficially owned due to the plan features described below. Each unit is equal in value to one Progressive common share.

•	For non-employee directors, the number represents units that have been credited to his or her account under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Equity Deferral Plan”), under which each director has the right to defer restricted stock awards. Distributions from the Directors Equity Deferral Plan will be made in Progressive common shares at the expiration of the deferral period under the plan. Upon the termination of a director’s service as a director, the plan provides that certain shares would be distributed to the director promptly thereafter. As to the number of shares that would be distributed promptly upon a director’s termination of service, the director is considered to have investment power over those shares (although not voting power), and those shares are deemed beneficially owned. See page 50 for a description of the Directors Equity Deferral Plan.

•	For executive officers, the number represents units that have been credited to the participant’s account under The Progressive Corporation Executive Deferred Compensation Plan (the “EDCP”), upon the deferral of cash bonus awards and restricted stock awards. As to these units, the participant has sole investment power but no voting power. In this case, the participant has investment power due to his or her ability to instruct the plan trustee to liquidate his or her deemed investment in Progressive stock and re-allocate those amounts into one of the other deemed investments that are available under the plan. See a description of the EDCP beginning on page 44.

[4]	Includes, among other shares, common shares held for executive officers (or, in certain cases, their spouses who are former employees) under The Progressive Retirement Security Program. Unless otherwise indicated below, beneficial ownership of the common shares reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

[5]	Percentage based solely on “Total Common Shares Beneficially Owned.”

[6]	The units disclosed are in addition to common shares beneficially owned and have been credited to the individual’s account under one or more of our deferred compensation plans, as discussed below. Each unit is equal in value to one Progressive common share.

•	For non-employee directors, the number represents units that have been credited under The Progressive Corporation Directors Deferral Plan, as amended and restated (“Directors Deferral Plan”) and certain amounts credited under the Directors Equity Deferral Plan. Each of our directors who is not an employee of Progressive (other than Mr. Peter B. Lewis) and was a director prior to April 2006 participates in Directors Deferral Plan, under which cash retainer and meeting fees were deferred. The amounts deferred under the Directors Deferral Plan are deemed invested in Progressive shares for the entire deferral period, and distributions from the plan will be made only in cash at the time selected by the participant or as otherwise required by the plan. As such, the investor has neither investment power or voting power over those units. See page 50 for a description of the Directors Deferral Plan. Deferrals of restricted stock under the Directors Restricted Stock Deferral Plan are included in this column to the extent that Progressive common shares would not be distributed promptly after the termination of the director’s service, in which case the director is not considered to have investment power or voting power over those shares (for example, distributions that would be made in future years under an installment distribution plan selected by the director in accordance with the plan); and

•	For executive officers, the number represents units that have been credited to the executive officer under the EDCP upon the deferral of restricted shares that were awarded in or after March 2005. These deferral amounts are deemed to be invested in Progressive shares during the entire deferral, and no other deemed investments are available to the participant. In addition, the distribution of Progressive common shares to the executive under the EDCP would not be made until six months after the termination of his or her employment. As a result, the executive has neither investment power or voting power during the deferral period.

[7]	See Footnote 3 on page 19.

[8]	Includes 3,660 common shares held by Mr. Passell as trustee for a trust established for the benefit of his daughter. Mr. Passell’s employment with the Company terminated in February 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who beneficially own more than 10% of our common shares, if any, to file reports of ownership and changes in ownership of Progressive stock with the Securities and Exchange Commission. Based on our review of Section 16 reports prepared by or furnished to Progressive and representations made by our officers and directors, we believe that all filing requirements were met on a timely basis during 2007.

COMPENSATION DISCUSSION AND ANALYSIS

I.  GOALS OF EXECUTIVE COMPENSATION PROGRAM

Our compensation program for executives, including the “named executive officers” identified in the Summary Compensation Table on page 37, is designed and implemented under the direction and guidance of the Compensation Committee of the Board of Directors. Broadly stated, we seek to maintain a consistent compensation program with the following objectives:

•	Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results and build long-term shareholder value;

•	Motivate executives to achieve the strategic goals of Progressive and their assigned business units;

•	Reward and differentiate executive performance based on the achievement of challenging performance goals; and

•	Align the interests of our executives with those of shareholders.

II.	OUR EXECUTIVE COMPENSATION PROGRAM

A.	Overview

1. The Compensation Committee

The Compensation Committee is comprised of three Directors who are independent from management. The Committee makes final executive compensation decisions regarding salary, cash bonus targets, equity awards and related performance goals, as they apply to executive officers. For additional information on Compensation Committee procedures, see the “Compensation Committee” discussion on page 12.

2. Primary Elements of Compensation

Our executive compensation program has retained the same basic format for more than a decade. We have three primary compensation elements, each of which involves annual decisions made by the Compensation Committee to ensure reasonable, competitive pay for our executives, with a balance of fixed and variable compensation. These elements are:

•	Base salaries;

•	Annual cash bonus potential, the amount of which is determined under our “Gainsharing” programs for our executives and employees, based on the performance of Progressive or a specific business-unit; and

•	Equity-based compensation, which is currently awarded to executives in the form of both time-based and performance-based restricted stock.

Our compensation decisions (for executives and our other employees) are guided by the policies that individual base salaries should generally be within a range that is tied to the 50th percentile for similar jobs at comparable companies (with variations determined by individual factors, as described in more detail below), and that employees should also have the ability to earn above-average compensation when justified by the individual’s and Progressive’s performance. At executive levels, variable compensation (including annual cash bonus and restricted stock awards) accounts for a much greater portion of total potential compensation, providing tangible incentives to executives to drive business unit and company results and aligning executives’ interests with those of shareholders. As a result, total pay for our executives is heavily weighted in favor of performance-based compensation that is tied directly to the Company’s strategic goals, as well as to the performance of our common shares. These basic elements of our executive compensation program are discussed in greater detail below in Part B, “Elements of Compensation — Annual Decisions or Awards.”

Other types of compensation available to executives are comprised of health and welfare benefits, deferred compensation arrangements, severance payments and very limited perquisites. We do not provide a separate pension program, supplemental executive retirement plan or other post-retirement payments to executives, nor do we make tax “gross-up” payments to executives in connection with compensation received. These additional types of compensation are discussed in more detail below in Part C, “Elements of Compensation — Other.”

As a result, the compensation that an executive can expect to earn at Progressive over his or her career will derive predominantly from our three annual compensation components, i.e., salary, cash bonus opportunity and equity awards, and the amount ultimately earned by executives will depend greatly on our operating performance, as well as the performance of our common shares.

3. Compensation Comparisons

The executive compensation program is market-based and is designed to be competitive with compensation opportunities available to executives in similar positions at comparable companies. If direct job comparisons are not available for an executive, we seek to match the executive with job classifications from comparable companies that most closely resemble the executive’s position and responsibilities.

Comparable companies include those from many industries in a revenue range that is comparable to our revenue, as indicated on compensation surveys that we obtain from independent third party vendors. Comparable companies are intentionally not limited to those in the insurance industry. This choice reflects: that there are a limited number of publicly held insurers that focus exclusively, or even primarily, on automobile insurance (and none with comparable revenue or market value characteristics); that we do not generally recruit senior management level talent from other insurance companies; and that our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broader range of companies to be a better reflection of the marketplace for the services of our executives. We do not focus on the identity of any individual company, but are interested in the aggregate data and the percentile breakdowns, which are used as a guide (among other factors) in our executive compensation decisions, as discussed further below.

4. Internal Pay Equity

We do not use “internal pay equity” as a constraint on compensation paid to the Chief Executive Officer or other executives. Such systems typically put a ceiling on part or all of an executive’s compensation based on a specified multiple of compensation awarded to another executive or a class of employees of the company. Management and the Committee do not believe that such arbitrary limitations are an appropriate way to make compensation decisions for our executives. Instead, we rely on the judgment of the Committee, after considering recommendations from management (including the CEO), available market data and evaluations of executive performance.

5. No Tax “Gross-Up” Payments

We do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation, severance, perquisites or other benefits provided by Progressive, except that we pay all regular employees, including the named executive officers, 5-year anniversary awards (i.e., at their 5th, 10th, 15th, etc., anniversaries) in amounts not to exceed $300 on a net (after tax) basis. When such amounts are paid to named executive officers, the gross (pre-tax) amount is included in our Summary Compensation Table.

B. Elements of Compensation — Annual Decisions or Awards

This section summarizes our policies and plans relating to the basic elements of compensation, each of which is determined on an annual basis — salary, annual cash bonus opportunity and restricted stock awards (subsections 1-3 below). In subsection 4 below, we discuss details of the 2007 compensation decisions for the named executive officers1 and performance results. A number of changes that are being implemented for 2008 are also addressed in more detail at the end of this section (subsection 5 below).

1. Salary

Executive salaries are designed to attract and retain executive talent and to reward individual performance. As a general matter, executive salaries are set in a range around the 50th percentile for executives with similar responsibilities at comparable companies. Variations from this general rule can occur on a case-by-case basis for any number of reasons, including the nature of a specific executive’s position and responsibilities, our business needs, the tenure of an executive in his or her current position, individual performance and the executive’s future potential. The salary level for our CEO, Glenn Renwick, which has been maintained well below market at $750,000 per year since February 2002, is an exception to this general approach and is discussed separately below.

1 The discussion below excludes Mr. Forrester, other than matters related to his retirement in March 2007. Due to his impending retirement, Mr. Forrester’s salary rate did not change for 2007, and he did not participate in our Gainsharing or restricted stock programs for the year.

Salary amounts then serve as the basis for determining annual cash bonus potential and the value of annual equity awards, as described in more detail in the following sections.

2. Cash Bonuses

Gainsharing Program.  Each executive has the opportunity to earn an annual, performance-based cash bonus under our 2007 Executive Bonus Plan or other bonus plans. The Executive Bonus Plan operates under the same performance criteria used in our 2007 Gainsharing Plan, which covers all of our non-executive employees (those plans are sometimes referred to together as “Gainsharing,” the “Gainsharing program” or the “Gainsharing plans”). Gainsharing bonuses are determined using the following formula:

Paid Salary	X	Target Percentage	X	Performance Factor	=	Annual Bonus

For each executive, his or her salary and target percentage are established by the Committee each year during the first calendar quarter. When the participant’s annual salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” or “target bonus amount” for the year. The performance factor can range from 0.0 to 2.0 each year, depending on the extent to which Progressive’s results, and/or the results of the executive’s assigned business unit, fall short of, meet or exceed the objective performance goals established in advance by the Committee. As a result, each participant can earn an annual cash bonus of between 0.0 and 2.0 times his or her target bonus amount (with an amount equal to 2.0 times an executive’s target bonus thus being the executive’s maximum potential bonus). The payment of the target bonus amount, which would result from a 1.0 performance factor under the plans, is typically expected to put an employee’s annual cash compensation (salary plus bonus) at approximately the 50th percentile of total cash compensation for similar jobs at comparable companies, although there is more variability at executive levels due to a number of factors, including lack of comparable data and individual factors such as tenure, responsibilities and our business needs. Note that all Gainsharing and other performance-based cash bonus awards for the named executive officers are reported on the Summary Compensation Table below as “Non-Equity Incentive Plan Compensation.”

Under the Gainsharing plans, the performance factor is determined after the end of each year based on actual operating performance for that year by our principal business units, when compared with growth and profitability criteria that were established by the Compensation Committee during the first quarter of the plan year. Generally, the performance factors under our Gainsharing plans are determined by reference to either (i) the overall operating performance of our core insurance businesses, excluding investment results (the “Core Business”), or (ii) a combination of the performance of the Core Business and the performance of the respective executive’s assigned business unit. For 2007, the Core Business was defined to include the Agency Auto, Direct Auto, Special Lines and Commercial Auto businesses.

The Gainsharing cash bonus is designed to reward executives based on the operating performance of Progressive’s insurance business as a whole and/or an executive’s assigned business unit, as compared with objective performance criteria that are established by the Committee during the first quarter of each year and are not thereafter modified. The purpose of the cash bonus program is to motivate executives to achieve and surpass current performance goals, which over time, should positively impact the returns of long-term shareholders. Additional discussion of the 2007 Gainsharing program, the operating results for the business units comprising the Core Business and the calculation of the Performance Factor for 2007 can be found below under “2007 Compensation Decisions and Results” and under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” on page 39.

The Gainsharing performance factor for our Core Business is calculated on a monthly basis, using year-to-date results, and published in our regular, monthly earnings release. In addition, the final performance factor was used by the Company to calculate our annual dividend payment to shareholders for the first time in 2007. The annual dividend of $.1450 per share was paid on January 31, 2008 to shareholders of record on December 31, 2007. The Gainsharing factor and, as a result, the Company’s ongoing operating performance, are therefore monitored and disclosed to the public throughout the course of the year, and are ultimately used to reward both employees and shareholders.

Other Bonus Plans.  In 2007, our Chief Information Officer, Mr. Raymond Voelker, participated in The Progressive Corporation 2007 Information Technology Incentive Plan (the “IT Bonus Plan”) for 10% of his potential bonus, along with other employees who worked in this business area. This plan provides cash bonus opportunities to participants for satisfaction of pre-established performance criteria relating to the outage-free availability of certain information technology systems. For more information on Mr. Voelker’s bonus under the IT Bonus Plan, see the discussion below under “2007 Compensation Decision and Results; Cash Bonus — IT Plan.” In addition, the entire 2007 cash bonus for our Chief Investment Officer was determined under our Executive Bonus Plan based on the performance of our fixed-income investment portfolio when compared, on a risk-adjusted basis, with the performance achieved by a group of comparable money management firms, as determined by a third party vendor. Our equity portfolio is not included in this analysis because this portfolio tracks the Russell 1000 Index and is not actively managed by our investment group.

Recent Gainsharing Results.  Outstanding growth and profitability results in each of 2003 and 2004 were rewarded by a Core Business performance factor of 2.0, and the highest possible bonus under our Gainsharing plans, for most executive officers and other employees of Progressive. By contrast, a significant down year in our insurance operations in 2000 resulted in a performance factor of 0.0 for our Core Business, and no annual cash bonus, for most executive officers and employees. Performance factors for 2005, 2006 and 2007 were 1.539, 1.18 and .74, respectively, reflecting strong (but decreasing) profitability, but lagging growth compared to recent experience and our pre-established targets. Throughout the 14-year history of our company-wide Gainsharing program (including 2007), the performance factor for the Core Business has averaged about 1.34. These results confirm that our Gainsharing plans operate not only to reward excellent performance, but also to withhold or temper cash bonuses if our actual performance results fail to achieve pre-defined goals.

Effect of Any Future Financial Restatement.  Under the 2007 Executive Bonus Plan, bonuses paid to executives will be subject to recoupment by Progressive if operating or financial results that are used in the bonus calculation are later restated. If an executive engages in fraud or other misconduct leading to the restatement, he or she would be required to repay the entire bonus paid for the year(s) in question, plus interest and the costs of collection, and there is no time limit on our ability to recover such amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who does not engage in misconduct, but nonetheless receives a bonus that was artificially high due to the use of incorrect financial results, but only to the extent that the potential recovery would exceed the lesser of 5% of the bonus paid or $20,000 and the restatement occurs within three years after the bonus is paid. Plans covering bonuses paid to executives in prior years do not include such a provision, however, and our ability to recoup any bonuses paid under the prior plans if such a restatement were to occur would depend on the availability of general legal and equitable remedies under state or federal law.

3.	Equity Awards

Restricted Stock Awards.  Our executive compensation program includes long-term incentives through an annual grant of restricted stock awards. Under a restricted stock grant, the executive receives an award of Progressive’s common shares, subject to restrictions on vesting and transferability. Annual awards of restricted stock to executive officers are intended to tie the amount of compensation ultimately earned by the executive to our long-term performance and the market value of our common shares. Until 2002, we issued stock options annually to our executives (and certain other employees), but that program was terminated in 2003 when the restricted stock program was instituted.

Each executive officer receives a restricted stock award on an annual basis. All executive officers receive a time-based restricted stock award that will vest in three equal installments in the third, fourth and fifth years after the grant. The value of these awards is based on a percentage of the individual’s salary at the time of the award, which is determined by the Committee on an annual basis. Time-based restricted stock awards align the interests of executives with our shareholders and serve as a strong retention device, encouraging our senior executives to stay with Progressive until future vesting dates occur.

In addition, our CEO and the executive officers who report directly to him, each receives an annual award of performance-based restricted stock. The number of shares granted to each executive, and the objective performance criteria that govern if and when the performance shares will vest, are approved each year by the Committee at the time the awards are granted and are not thereafter modified. The performance criteria are established by the Committee each year, with management’s input, based on then-current market conditions and our long-term strategic goals. If the applicable performance conditions are not satisfied within the time frame established by the Committee (typically 10 years), the awards will be forfeited by the executives. Performance-based awards operate as an additional incentive for executives to achieve long-term business objectives, thus further aligning the interests of shareholders and our executives, while also supporting retention of critical employees. In addition, these awards increase the “at risk” nature of our executives’ compensation.

Ownership Guidelines for Executives.  Under guidelines recently approved by our Board of Directors, within five years after becoming our CEO and at all times while serving as CEO thereafter, the CEO must acquire and hold Progressive stock (or equivalent vested interests, such as shares held on the CEO’s behalf in our 401(k) or equivalent units held in our executive deferred compensation plan, but excluding unexercised stock options and unvested restricted stock) with a minimum value of five times the CEO’s base salary. Executive officers who report directly to the CEO are expected to hold meaningful amounts of Progressive stock at levels that their respective compensation and financial circumstances permit. To support this goal, each executive’s annual compensation is heavily weighted towards equity compensation, such that 35% or more of the annual potential compensation for each executive is in the form of restricted stock, both time and performance based, typically valued at between 175-225% of the executive’s base salary. As a result, within three years of becoming an executive, each executive is expected to hold restricted or unrestricted stock with a value of at least three times his or her base salary, and potentially significantly more depending on the performance of the Company’s common shares. Management and the Committee believe that stock holdings under these guidelines, as well as executives’ additional, voluntary holdings in our stock option, 401(k) and deferral plans or in personal accounts, appropriately ensure that the interests of management will be aligned with those of our long-term shareholders.

Timing of Awards.  We expect that, consistent with our actions in recent years, annual restricted stock awards will be made in March of each year, unless a legal or plan requirement causes us to adopt a change for a specific year. We believe that the March timing is appropriate because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. Historically, interim awards have been made to executive officers only at the time of his or her appointment to the executive team; any such interim award to an executive officer would require the approval of the Compensation Committee.

Qualified Retirement Rights.  Executive officers, along with other equity award recipients, are eligible for “qualified retirement” treatment (sometimes referred to as the “Rule of 70”) under our equity compensation plans. Under this arrangement, executives who leave their employment with Progressive after satisfying certain age and years-of-service requirements, generally (i) are permitted to exercise outstanding stock options (all of which are now vested) at any time prior to their stated expiration date (instead of being required to exercise such options within 60 days of the termination of employment, as is typically the case), (ii) receive 50% of the unvested time-based restricted shares then outstanding (with the remaining 50% being forfeited), and (iii) retain 50% of unvested performance-based restricted stock awards, although such awards will vest, if at all, only upon satisfaction of the performance objectives associated with those awards (and the other 50% of the performance-based shares are forfeited). The Rule of 70 provisions are intended to provide a limited benefit for long-tenured employees who retire from Progressive after satisfying the age and service requirements.

The named executive officers participate in these arrangements on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to him provides at least one full year of notice of his or her intention to leave employment after qualifying for a “qualified retirement,” he or she will retain 100% of his or her unvested performance-based restricted stock awards (not just 50% as stated above), although such performance-based shares still will vest only if and when the applicable performance goals are achieved prior to expiration. This advantage is available to executives in order to facilitate a smooth transition of personnel at the senior executive level of the company.

None of our current named executive officers was eligible for qualified retirement treatment at year end 2007. Mr. Renwick, our CEO, will become eligible for such treatment if he remains employed through May 2010. Mr. Forrester, our former Chief Financial Officer, retired in March 2007 after qualifying for Rule of 70 benefits and after giving more than one-year’s notice of his intent to leave the company. As a result, upon his retirement: (i) Mr. Forrester retained all of his outstanding stock options (all of which had previously vested and which entitled him to purchase 900,756 shares as of March 2007) through their respective termination dates; (ii) one-half of his time-based restricted shares (33,128 shares) were forfeited and the other half (33,128 shares) vested immediately; and (iii) all of his unvested performance-based restricted shares (74,740 shares) remained outstanding and will vest if the company satisfies the applicable performance criteria for each such award prior to the applicable expiration date for that award.

For additional information on the “qualified retirement” provisions, see “Potential Payments upon Termination or Change in Control” beginning on page 45.

Effect of Any Future Financial Restatement.  Under our 2003 Incentive Plan, as amended, performance-based restricted stock awards made in or after March 2007 will be subject to recoupment by Progressive in the event of a financial restatement of the operating or financial results which caused those performance-based shares to vest, in certain circumstances. An executive who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at our election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who does not engage in misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but without interest and only if the restatement occurs within three years after the vesting date. Equity awards made prior to March 2007 are not subject to this plan amendment, and our ability to recoup any such awards that vest under similar circumstances would depend on the availability of general legal and equitable remedies under state or federal law.

Wealth Accumulation.  The Committee does not review “wealth accumulation” analyses from prior equity awards when making current compensation decisions. Such analyses have been advanced by some commentators as a way to determine when an executive has received “enough” equity compensation from Progressive and to justify limiting or eliminating future grants. Our focus, however, is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant component that is “at risk” and performance based. Given that, in general, at least 35% of each named executive officer’s potential annual compensation consists of equity awards, the elimination of such awards likely would make our current compensation uncompetitive, thus risking the loss of valuable executives or requiring us to make other compensation arrangements with individual executives to retain his or her services, which would be inconsistent with our compensation program and our company culture. If equity awards from prior years increase significantly in value in future years, we do not believe that this positive development, which rewards all of our long-term shareholders, should negatively impact current compensation decisions. Finally, since we do not provide separate pension or retirement benefits in addition to the executives’ annual compensation, we believe that the value of equity awards in many cases will be used by executives to fund their retirement, effectively replacing such benefits that other companies may offer. Under these circumstances, we do not believe that such artificial limitations on compensation levels are appropriate or in the best interests of Progressive or our shareholders.

4.	2007 Compensation Decisions and Results

Market Comparisons.  In the first quarter of 2007, the Compensation Committee set each named executive’s 2007 salary, bonus opportunity and restricted stock awards. For CEO comparisons, we used a group of 61 public companies with annual revenues from $10 billion to $20 billion, as identified in compensation surveys purchased by the Company from Towers Perrin. Given our 2006 revenue of approximately $14.8 billion, we believe that this range provided appropriate data for comparison purposes. The 2007 comparisons for our other named executive officers were taken from similar compensation surveys produced by Towers Perrin and Mercer Consulting (although the number of companies and revenue ranges varied from position to position based on responsibilities, availability of comparison matches and other factors).

The salaries of our named executive officers during 2007 were close to the median (50th percentile) for their respective comparison group, other than Mr. Renwick, whose situation is discussed in more detail below, and Mr. Domeck, whose salary reflected that he was in the first year of his new role as CFO. With the addition of variable compensation (i.e., the potential for cash bonuses and the possibility of restricted stock vesting in future years), one of our named executive officers had the opportunity to earn total potential compensation that would rank above the 50th percentile but below the 75th percentile of the comparison groups, while in three instances the total potential compensation could exceed the 75th percentile and in one instance it was below the 50th percentile based on the compensation survey information presented to the Committee when the decisions were made. Variations from the 50th to 75th percentile range were caused by a number of factors, including the length of the named executive’s tenure in the specific job, the absence of similar positions at comparable companies, individual performance and expected future contributions, as well as our business needs.

It must be emphasized, however, that other than the base salary comparisons, the percentile rankings set forth above assume that the executive would earn the maximum value of their cash bonus and equity awards and, therefore, may be overstated. Maximum cash bonuses have been earned under our Gainsharing program only twice in its 14-year history, and our final Gainsharing score for 2007 was .74 (as discussed in more detail below), or approximately 37% of the potential maximum (other than for 10% of the potential bonus for Mr. Voelker, our Chief Information Officer, which was determined under the IT Bonus Plan, as discussed below). Using this actual bonus data for 2007, Messrs. Domeck and Jarrett each earned total cash compensation (salary plus bonus) that was below the 50th percentile for their respective comparison group, while Mr. Passell2 was slightly above the 50th percentile, reflecting the company’s performance for the year. In addition, the vesting of the restricted stock awards, which is a large component of potential compensation, is not guaranteed. The named executive officer will receive the entire value of the time-based awards only if he remains with Progressive throughout the three, four and five year vesting periods (and, even then, only if the stock price does not decrease), and the performance-based awards will vest only if Progressive satisfies the performance criteria established by the Committee (which, as discussed below, are very aggressive performance targets). Thus, for each named executive officer, a substantial portion of the compensation used to establish his potential percentile rank will remain “at risk” for years before it is earned by the executive, and some of the restricted stock in fact may never vest.

Decisions Regarding CEO’s Compensation.  In the case of Glenn Renwick, our CEO, his salary level has been maintained at $750,000 since February 2002, a level estimated to be $470,000 below the 50th percentile of $1,220,000 for CEO salaries at comparable companies in 2007. Mr. Renwick’s cash bonus (Gainsharing) potential has also remained at the same level since February 2002. The Compensation Committee has determined that Mr. Renwick should receive, instead of additional cash compensation, a larger proportion of his potential compensation in the form of restricted stock and that his restricted stock awards should be equally weighted between time-based and performance-based shares. In this way, we are able to keep Mr. Renwick’s overall compensation at a competitive level, while further keeping a very high portion of his potential

2 Mr. Passell’s employment with the Company terminated in February 2008.

compensation at risk and dependent on Progressive’s performance, increasing his equity participation and aligning his interests with those of long-term shareholders. The following table shows the development of Mr. Renwick’s compensation since 2001:

	2001	2002	2003	2004	2005	2006	2007

Base Salary	$676,923	$744,231	$750,000	$750,000	$750,000	$750,000	$750,000
Gainsharing Target[1]	150%	150%	150%	150%	150%	150%	150%
Time-Based Equity Target[2]	230%	300%	300%	500%	500%	500%	500%
Performance-Based Equity Target[2]	120%	200%	300%	500%	500%	500%	500%

1Percent of base salary. Actual Gainsharing payouts can vary from 0.0 to 2.0 times the target percentage in each year depending on operating results.

[2]	Percent of base salary. In 2003, we began awarding restricted stock as our equity form of compensation. Prior to 2003, equity awards were made in the form of stock options.

The result of these determinations for 2007 was that, despite his below median salary and bonus potential, Mr. Renwick’s total potential compensation was ranked above the 50th percentile and could approach the 75th percentile of comparable CEO compensation if performance-based compensation were to be maximized. However, with our Core Business achieving a Gainsharing performance score of .74, Mr. Renwick’s actual cash compensation (salary plus bonus) was $1,582,500 for 2007, which represents less than 55% of the average total cash compensation (50th percentile) of his comparison group based on the comparison data used by the Committee in early 2007. Although his restricted stock award potentially increases his total compensation to near the 50th percentile level, the ultimate value of the 2007 restricted stock awards will remain at risk for some time.

In the Compensation Committee’s and the Board’s view, Mr. Renwick’s performance as CEO clearly has justified the continuation of his pay package in the same format from prior years. Although he has the potential for above-market pay in the aggregate, the below-market base salary combined with the heavy reliance on performance-based bonus potential ties total cash compensation to our operating results, as was demonstrated in 2007. Moreover, the proportionately large restricted stock component, and the 50/50 split between time-based and performance-based restricted stock awards, was determined by the Committee to be an appropriate allocation to balance encouraging Mr. Renwick’s retention, providing incentives to drive company performance and maximizing the extent to which Mr. Renwick’s interests will be aligned with the interests of shareholders. If the aggressive performance growth target for the performance-based restricted stock award is not ultimately achieved, Mr. Renwick’s actual total compensation attributable to 2007 will be well below the median compensation for CEO’s at comparable companies. The Committee believes that this program presents a rational and strongly performance-based pay package for an outstanding CEO.

Salary for Other Named Executive Officers.  For the other named executive officers, their 2007 salaries reflected increases of between 3.5% and 6.7% when compared with the end of the prior year. These increases for Messrs. Jarrett and Passell were at the lower end of this range and were consistent with market-based salary increases for our employees as a whole. Mr. Voelker’s increase, which was approximately 6%, also resulted from market-based adjustments, as well as an effort to bring his compensation in a range reflecting the Chief Information Officer’s importance to the organization. Mr. Domeck’s salary increase from year end 2006 was about 6.7% and reflected the increased responsibilities and higher market comparisons for a chief financial officer, the new role he was starting in early 2007. In each case, the salary increases further evidenced continuing satisfactory performance and contribution to the executive team. Salaries were near the 50th percentile ranking for similarly situated executives at comparable companies, except that Mr. Domeck’s salary was well below the 50th percentile for CFO’s of comparable companies, due to the fact that 2007 was his first year in that role.

Gainsharing Bonuses — Core Business.  For 2007, Gainsharing target percentages for the named executive officers were determined by the Compensation Committee. Mr. Renwick’s target percentage was set at 150%, while each of the other named executive officers had his target set at 100%. In each case, under the Gainsharing plans, the actual bonus could vary from 0.0 to 2.0 times the targeted amount, depending on company performance.

The 2007 performance factors were determined using Gainsharing standards approved by the Compensation Committee for our Core Business, consisting of the Agency Auto, Direct Auto, Special Lines and Commercial Auto businesses, as described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 39. The 2007 growth and performance targets were tied to our companywide strategic goals of growing policies in force as fast as possible at a 96 combined ratio or better. For 2007, we adopted policies in force as the basis to measure growth for each of our businesses (as opposed to net premiums written, which had been used to measure growth in prior years), to better align our Gainsharing program with our companywide strategic goal of growing policies in force as fast as possible at a 96 combined ratio or better. Under these revised standards, a 2007 Gainshare performance factor of 1.0 for the

Core Business as a whole would result from growth and profitability levels that met our expectations for the year, and which we believed were reasonably attainable results when these decisions were made in early 2007, which is consistent with how this program has operated historically.

For Messrs. Renwick, Domeck, Passell and Jarrett, as well as most of our other employees, 2007 bonuses were determined solely by the performance of the Core Business. For these executives and employees, the Gainsharing calculation resulted in a performance factor of .74 (out of a possible 2.0). Mr. Voelker’s bonus was determined by a weighted combination of the performance score of the Core Business (90%) and the performance score under the IT Bonus Plan (10%), as discussed in more detail below.

The following table presents the overall growth and profitability data for the businesses that comprised our Core Business in 2007. The growth figures were determined by the percentage change in policies in force at year end 2007, as compared with the 2006 year-end policy count for that business unit. Profitability was determined by the underwriting performance of the business unit, as measured by the applicable GAAP combined ratio.

	GAAP	Growth of
	Combined	Policies in Force
Business	Ratio	Increase (Decrease)

Agency Auto	93.5[1]	(1)%[2]
Direct Auto	92.2[1]	7%[2]
Special Lines	—[3]	8%
Commercial Auto	89.9	7%

[1]	Represents Personal Lines combined ratio by channel, which includes both personal auto and special lines business results. See Note 3 to this table.

2Includes only Auto policies in force.

[3]	Consistent with the presentation of underwriting results (i.e., combined ratio) of our Personal Lines segment in our monthly earnings releases and quarterly and annual reports, the combined ratio results for our Special Lines business unit are not presented separately and, instead, are included in either the Agency or Direct results in the table above, depending on whether the underlying policy is written through agents/brokers or directly by Progressive.

Based on performance results, we determined the performance score for each business unit comprising the Core Business, and those scores are set forth in the table below. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards,” beginning on page 39, for a more detailed discussion of the Gainsharing matrices and the calculation of performance scores.

The business unit performance scores were then weighted, based on each business unit’s relative contribution to the overall net earned premium of the Core Business, and the weighted scores were added to determine the final performance factor for the Core Business, as follows:

Weighted
Performance
Business	Score

Agency Auto	.21
Direct Auto	.33
Special Lines	.08
Commercial Auto	.12

Performance Factor	.74

As can be seen, our performance in 2007 resulted in a performance factor for our Core Business equal to .74 out of a possible 2.00. Although our profitability remained strong for another year (albeit with increasing combined ratios compared to the prior year), our growth rates failed to meet our goals, particularly in our Agency Auto business. Our performance failed to achieve a combination of growth and profitability that would produce a target 1.0 score, resulting in an overall Gainshare factor of less than 1.0 for the first time since 2000. Most Progressive employees, including the named executive officers (other than the 10% of Mr. Voelker’s bonus that was determined under the IT Bonus Plan, as described in the next section), thus earned a cash bonus equal to approximately 74% of their target bonus amount, in a year where our performance did not match our goals.

Cash Bonus — IT Bonus Plan.  For Raymond Voelker, our Chief Information Officer, 90% of his performance factor was determined by the Core Business performance score, as described above, and the remaining 10% was determined under our IT Bonus Plan, as approved by the Compensation Committee in early 2007. The performance score under the IT Bonus Plan was determined by the outage-free availability of certain significant computer and related systems during the course of the year, under specific rules established by the plan, as compared with performance standards established by the plan. The intent of the IT Bonus Plan was to motivate IT employees, including Mr. Voelker, to keep these systems operational on a 24 x 7 basis, subject to certain events specified in the plan, such as scheduled maintenance time.

For 2007, the IT Bonus Plan generated a performance score of 1.01 out of a possible 2.0, reflecting overall performance at the target level. When this result (for 10% of Mr. Voelker’s bonus) is combined with the result he earned under the Core Business Component (for the remaining 90%), his total cash compensation for the year (salary plus bonus) ranked him slightly above the 50th percentile for comparable positions, based on the comparison data presented to the Committee at the beginning of the year.

Restricted Stock Awards.  In 2007, two forms of restricted stock awards were granted to executive officers and certain other senior level employees. Time-based restricted stock awards were granted to all named executive officers and 846 other senior level employees. The time-based restricted stock awards will vest in three equal annual installments, on January 1 of 2010, 2011 and 2012, subject to the vesting and forfeiture provisions in the applicable plan and grant agreement. In addition, the named executive officers and 39 other senior managers received performance-based restricted stock grants, with the vesting date tied to the achievement of specific business results that are defined by our long-term growth and profitability objectives.

CEO Glenn Renwick received a time-based restricted stock award with a value equal to 500% of his salary and a performance-based restricted stock award equal in value to 500% of his salary. As indicated above, Mr. Renwick’s equity award was proportionally larger than other executives’ awards due, in part, to the below-market level of his base salary, putting more of his compensation at risk and dependent on Progressive’s operating performance over the next several years.

The other named executive officers received in 2007 time-based awards with a value equal to 100% of their respective salaries, and performance-based awards with a value of 100% of salary. Performance-based awards to the executives who report directly to the CEO typically range from 75% to 125% of salary per year. As with the CEO, in recent years we have increased the weighting of performance-based shares that are awarded to other senior executives to provide appropriate performance incentives to these executives. The Committee, after considering the recommendations of and discussions with the CEO and the Chief Human Resource Officer, determines the value of each executive’s performance-based award based on individual factors, such as past performance, skills and competencies and expected future contributions.

Performance-based restricted stock awarded in 2007 will vest only if Progressive’s insurance subsidiaries generate net earned premiums of $19.0 billion or more over a period of twelve (12) consecutive months while maintaining an average combined ratio of 96 or less over the same period. If we do not satisfy these criteria prior to December 31, 2016, the performance shares will be forfeited. While the profitability target of this standard is within our recent performance experience, the growth target was very aggressive when made (and remains very aggressive at this time). Our net earned premiums for 2007 were approximately $13.9 billion, and the $19.0 billion target thus represents about a 36.7% increase (or an annual increase of about 3.55%, on a compounded basis, from year end 2007) from that level. It should be noted, however, that as of year-end 2006, shortly before these decisions were made, we had year-over-year growth of net earned premium of approximately 2.6%, and our net earned premiums decreased by approximately 1.7% in 2007 as compared with 2006. In view of these recent growth levels, therefore, there is a significant risk that the performance-based restricted shares will not vest prior to the end of their 10-year life.

5. Changes for 2008

Our compensation program for 2008 includes a number of changes from prior years. The changes are summarized as follows:

Salary Decisions.  Mr. Renwick’s salary for 2008, as well as his potential bonus and the value of his restricted stock awards, were maintained at the same levels as in 2007. Compensation decisions for the other named executive officers for 2008, other than Mr. Domeck, also have been in line with their historical compensation, with market adjustments. Salaries were increased from 3.4% to 4.3% for Messrs. Jarrett, Passell (whose employment has since terminated) and Voelker. Mr. Domeck’s salary has been increased by approximately 18.75%, reflecting a successful first year as our CFO and an attempt to bring his compensation more in line with CFO’s at comparable companies. Percentage targets for Gainsharing and restricted stock awards were not changed for those executive officers from the targets used in 2007.

Shareholders should note that the actual amounts to be paid in salary to the named executive officers (and all other salaried employees of the company) in 2008 will be higher than their respective annual salary figures, because we will issue 27 paychecks in 2008 versus 26 paychecks in most years. Such a 27-paycheck year is a situation that arises in bi-weekly payroll systems, such as ours, about every 10 or 11 years.

Gainsharing Decisions.  In 2008, each executive officer will have his or her Gainsharing bonus determined 100% by the performance score of our Core Business (except for our Chief Investment Officer, who will continue to earn his bonus based on the relative performance of our fixed-income portfolio as compared with the designated benchmark). This same change was implemented for virtually all other employees of the company for 2008. In 2007 and recent years, certain executives (and other employees) would earn a bonus from a combination of the respective performance scores generated by the Core Business and by their assigned business units. With our changes to the structure of the Personal Lines group during 2007 and a desire to focus employees on the performance of the business as a whole, management and the Compensation Committee decided that this change would better reflect our current operational focus and our culture. Also for 2008, consistent with this focus on the overall business, we have terminated the IT Bonus Plan, which accounted for 10% of Mr. Voelker’s (and certain other IT employees’) potential bonuses in 2007 and prior years.

Additional Gainsharing Matrices.  For 2008, the Gainsharing program was also modified so that each of the business units comprising our Core Business (Agency Auto, Direct Auto, Commercial Auto and Special Lines) will be evaluated separately on their respective “new” and “renewal” businesses. This focus, which represents an extension of the program used in our Direct business in 2007 to the other business units, is intended to support our strategic initiatives to improve retention of current customers, while at the same time maintaining our ability to bring in new customers, which, if successful, would be expected to drive an increase in overall policy-in-force growth rates.

C.	Elements Of Compensation — Other

1. Perquisites

We provide limited perquisites to our executives and only do so when the Board or the Compensation Committee determines that such benefits are in the interests of Progressive and our shareholders. We own an aircraft that is used primarily for the CEO’s business travel, to maximize the efficiency of his travel and reduce his unproductive down-time, allow him to manage effectively our many remote locations, and to enhance his personal security and the confidentiality of his travel.

At the request of the Board of Directors, the CEO also uses the company aircraft for his personal travel and some of his spouse’s or other guest’s personal travel when they accompany him. Such personal use of the aircraft, which is a perquisite under SEC regulations to the extent of the incremental costs to the company for such travel, is provided to enhance the CEO’s and his family’s personal security and the confidentiality of their travel. Other executives occasionally accompany the CEO on his personal trips, at the CEO’s discretion, and such personal trips would likewise be a perquisite for a named executive officer traveling with the CEO, if we were to incur costs in addition to the costs for the CEO’s travel.

In addition, the CEO is provided with a company car and driver for his business needs to facilitate his transportation to and among our headquarters and many other local facilities, and to allow him to use that travel time for work purposes. To the extent that the CEO uses the company car for personal matters, including commuting to and from work, he receives a perquisite.

In 2007 and prior years, our directors, the named executive officers and certain other senior executives, and their spouses or guests, were invited to attend a 2-day off-site strategy session, which includes a series of meetings between management and the Board and a regular Board meeting, at an off-site location. Personal travel for the spouses and certain costs for meals and other activities during the retreat constitutes perquisites to the directors and executives who attend.

Otherwise, we do not provide perquisites to our executives. The required disclosure of the incremental costs of these perquisites to Progressive is included in the “All Other Compensation” column of the Summary Compensation Table on page 37.

2. Retirement

We do not provide a pension program, supplemental executive retirement plan or other post-retirement payments or benefits to executives. Executives are eligible to participate in our retirement security program (401(k) plan) on the same terms and conditions as are available to all other regular employees, subject to limitations under applicable law. Executives who satisfy certain age and years-of-service requirements when they retire may be eligible to receive 50% of their unvested time-based restricted stock awards at retirement and to retain rights under certain performance-based restricted stock awards, subject to the satisfaction of the applicable performance criteria, after retirement. These rights are described generally above under “Qualified Retirement Rights” and in greater detail below under “Potential Payments Upon Termination or Change in Control,” beginning on page 45.

3. Deferral Arrangements

The named executive officers and certain other senior-level employees are given the opportunity to defer the receipt of annual cash bonus awards and restricted stock awards under our Executive Deferred Compensation Plan (EDCP). This plan is made available to executives in order to keep our executive compensation program competitive and to allow executives to manage their receipt of compensation to better fit their life circumstances, to manage their tax obligations and to allow the executive to arrange for a portion of his or her income to be paid in post-employment years. In addition, to the extent that the top executives elect to defer time-based restricted stock until after they leave Progressive, we may benefit to the extent we otherwise might have lost a tax deduction upon the vesting of those shares under IRC § 162(m) (see related discussion under “Section 162(m) of the Internal Revenue Code” below).

These deferral mechanisms operate solely as a vehicle for the executive to delay receipt of bonus income or restricted stock awards that he or she otherwise would have earned as of a specific date under the applicable plan. We do not contribute additional amounts to an executive’s deferral accounts, either in the year of deferral or in future years. We also do not guaranty a specific investment return to executives who elect to participate in the deferral plan. Deferred amounts are deemed invested in specific investments selected by the executive, including an option to invest in Progressive shares (subject to limitations included in the deferral plan), except that deferrals of restricted stock awards made in or after March 2005 are required to be invested in Progressive shares throughout the deferral period. The value of each executive’s deferred account thus varies based on the executive’s investment choices and market factors; these deferred amounts are at risk and may decrease in value if the investments selected by the executive do not perform well during the deferral period. Additional details concerning this plan, including the named executive officers’ respective holdings in the plan, can be found under the “Nonqualified Deferred Compensation” table and related disclosures, beginning on page 44.

In March 2007, Mr. Thomas Forrester retired as the company’s CFO. At that time, Mr. Forrester had an EDCP balance of approximately $9,683,000. His retirement triggered the commencement of distributions under the plan and, accordingly, during 2007 he received cash distributions valued at approximately $996,000, plus the in-kind distribution of 2,054 shares of Progressive stock. The remainder of his account will be distributed in installments over the next 9 years in accordance with Mr. Forrester’s prior elections. These deferral arrangements were also affected by the enactment of Section 409A of the Internal Revenue Code and the recent promulgation of regulations under Section 409A by the Internal Revenue Service, as discussed below in more detail under “Related Considerations; Section 409A of the Internal Revenue Code.”

4. Severance and Change-in-Control Arrangements

Severance and change-in-control arrangements are intended to provide compensation and a fair financial transition for an executive when an adverse change in his or her employment situation is required due to our company needs or results from certain unexpected corporate events, and to recognize past contributions by such executives, who are typically long-tenured employees. These arrangements allow the executive to focus on performance, and not his or her personal financial situation, in the face of uncertain or difficult times or events beyond his or her control. Each of these programs is discussed in more detail immediately below and under “Potential Payments upon Termination or Change in Control” beginning on page 45.

Severance.  Our executive separation allowance plan is designed to provide executives with well-defined financial payments if the executive’s employment is terminated for any reason other than resignation (including retirement), death, disability, leave of absence or discharge for cause, if certain conditions are satisfied. For our executives, including the named executive officers, the severance payment would equal three years of the executive’s base salary only at the time of termination, plus medical, dental and vision benefits for up to 18 months at regular employee costs. This same level of benefits is payable to the named executives upon any qualifying separation from Progressive, whether in a change-in-control situation or otherwise.

We believe that this level of severance payment (equal to three times the executive’s base salary), whether or not triggered by a change in control, is well below the market averages based on available market data. The severance payments do not take into account the value of cash bonuses or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the severance payment when compared with severance plans offered by many other companies. In addition, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (although, in a change-in-control scenario, those awards may vest separately under the terms of our equity incentive plans, as discussed immediately below). Finally, the executive will receive no tax “gross-up” payment to compensate him or her for any taxes which he or she may be required to pay in connection with such payment. Management and the Committee accordingly believe that such severance rights provide executives with a fair, but not excessive, financial transition when an executive is asked to leave the company.

Change in Control Benefits under Equity Plans.  Benefits are also provided to named executive officers and other recipients of equity awards under our equity plans upon the occurrence of a “Change in Control” or a “Potential Change in

Control,” as defined in those plans (collectively, a “Change in Control”). The Board of Directors has the authority under the plans to “override” the Change in Control benefits, in an appropriate case, if the Board gives its prior approval to a transaction that would have otherwise triggered the benefits to be paid. If the Board’s prior approval is not obtained, our equity plans include provisions providing for the immediate vesting of, and payments to the holders of equity awards in an amount equal to the value of, the outstanding equity awards upon the occurrence of one of the specified triggering events. These provisions apply to both outstanding stock options, which we issued prior to 2003, and unvested restricted stock awards, including both time-based and performance-based awards. The Change in Control benefits would be paid upon the occurrence of a triggering event, even if an executive’s continued employment with the company (or a successor company) is not terminated or threatened. Details concerning these provisions, including the definitions of “Change in Control” and “Potential Change in Control,” are provided beginning on page 46 under ‘‘Change in Control Provisions under Equity Plans.”

For restricted stock awards made in March 2007 or thereafter, the Board of Directors has modified our 2003 Incentive Plan (our only equity plan under which awards may currently be made to executives and other eligible employees) to remove from the definition of “Potential Change in Control” the approval by shareholders of an agreement that would give rise to a Change in Control. This change was viewed as appropriate by the Board and management for future awards to avoid a potential scenario in which rights are triggered under the plan, cash payouts are made as required, but the underlying transaction is not consummated as anticipated for some reason. This change was made on a going-forward basis only, and it does not affect rights under outstanding awards, which accrued under the plan before the change was made.

These Change in Control provisions have been included in our equity incentive plans since at least 1989. We believe that these provisions are similar to the change-in-control provisions included by many public companies in their equity plans. The provisions of our plans are designed to be triggered when a transaction occurs or is in process, without the prior approval of our Board of Directors that would be expected to result in an actual or effective change in control of the company. The Change in Control provisions are intended to protect the interests of the company if we are faced with such a Change in Control scenario.

Any such change, or the impending prospect of such a change, would likely result in a significant alteration of, or at a minimum, cause tremendous uncertainty regarding, the employment situations of the most senior executives in the company. The loss of executive talent at such a critical juncture could be problematic for the company and its shareholders. By removing the additional uncertainty regarding outstanding equity plan benefits, these provisions are designed to enhance retention of executives and keep them focused on their business responsibilities in the face of such uncertain corporate events. Moreover, this process would also avoid executives’ legitimate concerns that, after the Change in Control, they could be subject to adverse employment actions, such as possible job loss or other actions intended to induce the executive to resign and forego benefits under the equity plans. While some of these adverse actions might be readily identifiable, such as a significant decrease in compensation or change in responsibilities, others might be more subtle and difficult to prove, such as exclusion from management meetings and policy decision-making. For these reasons, we believe that Change in Control benefits triggered by the change-in-control event, without requiring prior job loss, is appropriate. If a new controlling person desires to retain the services one or more of the executives, it would be free to attempt to negotiate appropriate terms and conditions for their continuing employment.

Finally, it should be noted that although these provisions can operate automatically in a situation where the Change in Control is undertaken unilaterally, the Change in Control benefits may be withdrawn by the Board of Directors, in an appropriate case, if the persons seeking to acquire control of the company were to first come to the Board and negotiate to obtain the Board’s consent to the triggering transaction. In this way, the plan provisions are further intended to foster a consensual process and a more orderly change in control, if such consent is requested and the transaction is approved. The Board believes such a process would inure to the benefit of our shareholders, customers, employees and other interested parties.

5. Health and Welfare Benefits

Named executive officers are also eligible to participate in our health and welfare plans. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.

III.  RELATED CONSIDERATIONS

A.	Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits to $1 million per year (“Deduction Limit”) the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the three other most highly compensated executives of a public company other than the chief financial officer (“Covered Executives”). This Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-

established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

Our policy is to structure incentive compensation programs for Covered Executives to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit, and, thus, to preserve the deductibility of compensation paid to Covered Executives, to the extent practicable. Our equity incentive plans, as well as the 2004 and 2007 Executive Bonus Plans, have been submitted to and approved by Progressive’s shareholders. The applicable performance criteria (and in the case of cash bonuses, the amount of bonus payouts that would result from various levels of performance when measured against specific performance criteria) are approved in advance by the Committee each year and are thereafter not subject to change by Progressive or the Committee. Thus, performance-based restricted stock awards that vest, and cash bonus awards under the Executive Bonus Plans which are paid out, based on the achievement of such performance criteria are structured to be “performance-based compensation,” and compensation arising from such awards would not be subject to the Deduction Limit, provided that each of the other requirements described above are satisfied.

Compensation that is earned by the Covered Executives upon the exercise of stock option awards likewise has been designed to satisfy the requirements for “performance-based compensation,” based on how we implemented our stock option program prior to its termination in 2003.

Several elements of our compensation program, however, may give rise to income for a Covered Executive that is not considered “performance-based” and, therefore, subject to the Deduction Limitation, including the following:

•	Salary;

•	Bonuses earned under plans other than the 2004 and 2007 Executive Bonus Plans;

•	The income recognized upon the vesting of time-based restricted stock awards (unless the executive defers the receipt of such awards under our executive deferral plan, described above);

•	Income arising from perquisites;

•	Dividends paid to Covered Executives on account of unvested restricted shares that have been awarded under our equity incentive plans; and

•	Certain distributions made to a Covered Executive in the current year from our executive deferral plan (described above) arising from the executive’s deferral elections in prior years.

Accordingly, if the total of any Covered Executive’s compensation that does not satisfy the “performance-based compensation” exception exceeds $1 million in any year, Progressive will not be entitled to deduct the amount that exceeds $1 million. Progressive and the Committee will continue to monitor the actual tax impact of such compensation strategies each year and consider such impact in making compensation decisions. We will not necessarily discontinue a compensation plan, however, that has a potential negative tax impact under Section 162(m). If we believe that the program in question (e.g., the use of time-based restricted stock) is appropriate and in the interest of shareholders, we will continue to use that type of compensation even though there are potential tax disadvantages to Progressive.

In 2007, the non-performance-based compensation earned by each of the Covered Executives was less than $1 million, except that for the CEO the Deduction Limit was exceeded by an amount currently estimated to total $1,840,000, all of which resulted from the company’s payment of a $2 per share extraordinary dividend in September 2007, which resulted in non-performance-based compensation to executives to the extent that the dividend was paid on unvested restricted stock. Other than this overage, all compensation earned by the Covered Executives was fully deductible for Federal income tax purposes. For 2008, we are currently estimating that the CEO may exceed the $1,000,000 limit by an amount of under $75,000.

B.	Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code sets forth requirements for non-qualified deferred compensation arrangements. The new requirements apply to deferrals of compensation earned or vested after 2004. If deferrals do not comply with the new requirements, the amount deferred is immediately includable in taxable income, subject to an additional 20% tax and interest.

Section 409A generally requires that elections to defer compensation must be made no later than the end of the year preceding the year the compensation is earned. Distributions of deferred compensation may be made only upon certain specified events, including death, disability, separation from service, unforeseeable emergency, change in control of the employer and expiration of a fixed deferral period. Section 409A also includes provisions restricting a deferred compensation plan participant’s ability to accelerate, delay or change the form of a scheduled distribution of deferred compensation.

Deferred compensation arrangements that meet certain conditions may qualify for an exemption from Section 409A requirements. For example, an arrangement is exempt from Section 409A if it requires all payments to be made to a participant no later than 2 1/2 months following the end of the year in which the right to the payments was earned and vested. In addition, the arrangement will qualify for exemption if payments under the arrangement do not exceed certain limits and are payable no later than the end of the second year following the year the participant involuntarily separates from service.

All of our compensation plans, programs and arrangements either qualify for exemption from Section 409A or have been amended to comply with Section 409A requirements. During 2007, we modified our executive deferred compensation plan and our director deferral plans so that all deferrals of compensation earned or vested after 2004 satisfy Section 409A, and to implement certain features permitted by the regulations with respect to such deferrals. For our executive deferred compensation plan, these changes included the following:

•	The definition of “change in control” (the occurrence of which would trigger certain distributions under the plan) was modified to comply with the requirements of Section 409A. Significant aspects of this change included:

—	a change in control will occur if 30% of our shares are acquired, as opposed to the 20% standard in our prior plan;

—	a change in control will occur if the majority of our Board of Directors is replaced during a 12-month period, instead of the 24-month period imposed by the prior plan;

—	The Board has no discretion to override change-in-control events under the revised plan, whereas it did have such discretion under the prior plan; and

—	The concept of “potential change in control,” which under the prior plan could include shareholders’ approval of certain transaction or the Board’s determination that the acquisition of 5% ownership by a third party constituted a potential change in control, has been removed from the plan;

•	The definition of “disability” was conformed to Section 409A’s definition, which is somewhat more strict than the prior definition;

•	Early withdrawals (which were permitted under the prior plan, with a 10% penalty) are no longer allowed;

•	Unscheduled withdrawals are permitted in the event of certain unforeseeable emergencies;

•	Participants are permitted to change certain distribution schedules if they do so with at least 12 months notice and delay distributions for at least 5 years; and

•	Distributions made on account of termination of employment will not be made until 6 months after the date of termination.

The modifications to our director deferral plans involved some of the same topics, including implementation of the new change-in-control definitions, the addition of a change-in-control distribution event to one of the plans, provisions allowing distribution schedules to be changed (at least 12 months in advance with a 5-year or longer delay in distributions) and certain administrative changes.

Prior to the effectiveness of these amendments, we had operated our deferral plans in good faith compliance with Section 409A as to all deferrals made after 2004.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Compensation Committee (the “Committee”) of the Board of Directors of The Progressive Corporation (“Progressive”) has reviewed and discussed with Progressive’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in Progressive’s Proxy Statement for 2008, and incorporated by reference into Progressive’s Annual Report on Form 10-K for the year ended December 31, 2007.

COMPENSATION COMMITTEE

Charles A. Davis, Chairman
Norman S. Matthews
Bradley T. Sheares, Ph.D.

EXECUTIVE COMPENSATION

The following information is set forth with respect to the total compensation of our named executive officers (NEOs) for 2007, who include each person who served as the Chief Executive Officer (CEO) or the Chief Financial Officer (CFO) during the year and our three other most highly compensated executive officers. The titles set forth below reflect positions held at December 31, 2007.

SUMMARY COMPENSATION TABLE

					Non-Equity
					Incentive
					Plan	All Other
			Stock	Option	Compen-	Compen-
Name and		Salary	Awards[1]	Awards[2]	sation[3]	sation[4]	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)

Glenn M. Renwick	2007	$750,000	$3,309,221	$—	$832,500	$102,400	$4,994,121
President and Chief	2006	750,000	3,144,318	132,052	1,327,500	81,009	5,434,879
Executive Officer

Brian C. Domeck	2007	$317,693	$229,395	$—	$235,092	$11,625	$793,805
Vice President and	2006	259,655	126,691	6,288	216,095	10,660	619,389
Chief Financial Officer

W. Thomas Forrester[5]	2007	$197,013	$(421,899)	$—	$—	$10,785	$(214,101)
Former Vice President and	2006	500,002	384,734	13,166	590,002	11,310	1,499,214
Chief Financial Officer

Brian J. Passell[6]	2007	$438,270	$523,435	$—	$324,319	$12,059	$1,298,083
Claims Group President	2006	422,693	465,021	21,121	498,777	11,310	1,418,922

Raymond M. Voelker	2007	$347,692	$400,972	$—	$268,922	$11,625	$1,029,211
Chief Information Officer	2006	328,269	352,715	16,143	398,190	11,310	1,106,627

Charles E. Jarrett	2007	$393,269	$332,225	$—	$291,019	$8,700	$1,025,213
Vice President, Secretary and	2006	378,269	318,337	19,083	446,358	8,484	1,170,531
Chief Legal Officer

[1]	Represents expense recognized with respect to restricted stock awards granted from 2003 through 2007, in accordance with Statement of Financial Accounting Standards 123 (revised 2004) (SFAS 123(R)), “Share-Based Payment.” For awards granted in 2007, see the “Grants of Plan-Based Awards” table below.

Messrs. Renwick, Forrester and Jarrett, elected to defer the receipt of their 2003 and 2004 restricted stock awards pursuant to The Progressive Corporation Executive Deferred Compensation Plan (“EDCP”), under which such awards are accounted for as liability awards during the period prior to vesting. Under liability award accounting, the amount expensed reflects the fluctuations in the market price during the year, which results in a reduction in expense in years in which the stock price declines, such as in 2006 and 2007.

See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a description of the timing and vesting terms of the 2007 restricted stock awards. Also see the “Compensation Discussion and Analysis” beginning on page 22, as well as Note 8 — Employee Benefit Plans in Progressive’s 2007 Annual Report to Shareholders included as an appendix to this Proxy Statement, for further discussion of the restricted stock awards and our recognition of expense relating to such awards.

[2]	Represents expense recognized in accordance with SFAS 123(R) for nonqualified stock option awards granted in 2002. In 2003, we began granting restricted stock awards in lieu of stock options. All remaining stock options vested on January 1, 2007. Unless there is a modification to the unexercised stock option awards, we will not incur any additional expense relating to currently outstanding stock options in years subsequent to 2006.

[3]	2007 amounts were earned under The Progressive Corporation 2007 Executive Bonus Plan (the “2007 Executive Plan”), except that for Mr. Voelker, a portion was earned under The Progressive Corporation 2007 Information Technology Incentive Plan (the “2007 IT Bonus Plan”). As discussed in more detail below, Mr. Voelker’s opportunity to earn non-equity incentive compensation was allocated between the 2007 Executive Plan (90%) and the 2007 IT Bonus Plan (10%).

2006 amounts were earned under The Progressive Corporation 2004 Executive Bonus Plan (the “2004 Executive Plan”) for Messrs. Renwick, Forrester and Passell; The Progressive Corporation 2006 Gainsharing Plan (“2006 Gainsharing Plan”) for Messrs. Domeck and Jarrett; and The Progressive Corporation 2006 Information Technology Incentive Plan (the “2006 IT Bonus Plan”) and the 2006 Gainsharing Plan for Mr. Voelker under a 90/10 split as described above.

Payments under the 2007 Executive Plan and the 2004 Executive Plan were made entirely in the year after the bonus amounts were earned (i.e., amounts earned for 2007 were paid in 2008). For the 2007 IT Bonus Plan, the 2006 IT Bonus Plan and the 2006 Gainsharing Plan, 75% of an estimated amount of the award was paid in the year earned and the balance was paid in the next year. Amounts reported include, if any, non-equity incentive plan compensation that will be deferred under the EDCP in 2008 when the bonuses would otherwise be paid.

4All Other Compensation is comprised of the following:

	Employer	Anniversary			Total All Other
Name	Contributions[a]	Awards[b]	Perquisites[c]		Compensation

Glenn M. Renwick	$11,625	$—	$90,775	[d]	$102,400
Brian C. Domeck	11,625	—	—		11,625
W. Thomas Forrester	10,785	—	—		10,785
Brian J. Passell	11,625	434	—		12,059
Raymond M. Voelker	11,625	—	—		11,625
Charles E. Jarrett	8,700	—	—		8,700

[a]	Represents employer contributions made during 2007 under our Retirement Security Program. Amounts contributed vary based on level of employee contribution and years of service, with a maximum annual employer contribution of $11,625.

[b]	Represents service anniversary awards paid to all employees upon every five-year anniversary of employment with Progressive. The maximum service anniversary award is $300, on a post-tax basis, for 25 years of service and each 5-year increment thereafter.

[c]	For further information on the limited perquisites we offered to our NEOs, see the “Perquisites” discussion in “Compensation and Discussion Analysis” on page 31.

[d]	Includes $86,713 in incremental costs for his personal use of our company airplane. We calculate incremental costs to include the cost of fuel and oil per flight; trip related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip related flight planning services; landing, parking and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes the incremental costs attributable to: (i) Mr. Renwick’s personal use of a company car, which is primarily limited to commuting to and from work; and (ii) non-business related activities associated with an annual retreat attended by the Board of Directors and senior executives in 2007, including the NEOs (e.g., meals for his spouse and other activities).

[5]	W. Thomas Forrester, our former CFO, retired in March 2007 and was eligible for the Rule of 70 benefits contained in our equity incentive plans. See “Potential Payments upon Termination or Change in Control; Qualified Retirement Provisions under Equity Plans,” beginning on page 47, for a discussion of the Rule of 70 benefits. Accordingly, when he retired, Mr. Forrester received 50% of his unvested time-based restricted shares (33,128 shares, valued at $802,360 as of his retirement date), and the other 50% were forfeited, which resulted in a reversal of prior expense recognized by the company and accounted for the negative “stock award” value for 2007 in the Summary Compensation Table. In addition, he retained 100% of his unvested performance-based restricted shares (74,740 shares), which are valued at approximately $1.4 million as of December 31, 2007, but each of which will vest (if at all) only when we achieve the required performance objectives for each outstanding award. Further, pursuant to the provisions of our stock option plan, Mr. Forrester will be allowed to retain his outstanding stock options, all of which had previously vested, until their scheduled expiration. At retirement, Mr. Forrester held options covering 900,756 shares, with an average exercise price of $8.40 per share; the options are scheduled to expire in annual increments between December 31, 2007 and December 31, 2011, unless exercised before their scheduled expiration dates.

[6]	Mr. Passell’s employment terminated in February 2008.

Grants of Plan-Based Awards

The following table summarizes awards that were eligible to be earned during 2007 under the 2007 Executive Bonus Plan, as well as restricted shares awarded in 2007 under the 2003 Incentive Plan, including both time-based and performance-based awards (equity incentive plan awards).

GRANTS OF PLAN-BASED AWARDS

					Estimated Future
					Payouts Under
		Estimated Possible Payouts Under Non-Equity			Equity Incentive		Grant Date Fair
		Incentive Plan Awards[1]			Plan		Value of Stock
		Threshold	Target	Maximum	Awards Target		Awards[2]
Name	Grant Date	($)	($)	($)	(#)		($)

Glenn M. Renwick	N/A	$0	$1,125,000	$2,250,000
	3/15/2007				178,659	[3]	$3,750,052
	3/15/2007				178,655	[4]	3,749,968

Brian C. Domeck	N/A	$0	$317,693	$635,386
	3/15/2007				15,246	[3]	$320,014
	3/15/2007				15,245	[4]	319,993

W. Thomas Forrester[5]	N/A	—	—	—	—		—

Brian J. Passell	N/A	$0	$438,270	$876,540
	3/15/2007				20,964	[3]	$440,034
	3/15/2007				20,965	[4]	440,055

Raymond M. Voelker	N/A	$0	$347,692	$695,384
	3/15/2007				16,677	[3]	$350,050
	3/15/2007				16,675	[4]	350,008

Charles E. Jarrett	N/A	$0	$393,269	$786,538
	3/15/2007				18,819	[3]	$395,011
	3/15/2007				18,820	[4]	395,032

N/A = Grant Date is not applicable to non-equity incentive plan awards.

[1]	Non-equity incentive plan awards were earned in 2007 under The 2007 Executive Bonus Plan for all executives except Mr. Voelker, 90% of whose potential bonus derived from this plan and the remaining 10% derived from the 2007 IT Bonus Plan. Payments under these plans can range from 0.0 to 2.0 times the targeted amount. The targeted amount represents the product of the executive’s salary and his target percentage, both of which are set by the Compensation Committee at the beginning of the plan year. The actual amount of non-equity incentive plan compensation earned by the NEOs during 2007 is included in the Summary Compensation Table on page 37. Further description of these plans is provided in the “Compensation Discussion and Analysis” beginning on page 22 and the accompanying Narrative Disclosure.

2Awards are valued at the closing price on the date of grant, March 15, 2007, of $20.99.

3Represents number of shares covered by time-based restricted stock awards.

4Represents number of shares covered by performance-based restricted stock awards.

[5]	Mr. Forrester retired on March 2, 2007. As a result, he did not earn, nor was he awarded, any plan-based awards during 2007.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements.  As of December 31, 2007, none of the named executive officers had employment agreements with Progressive.

Summary Compensation Comments.  In total, salary and non-equity incentive plan compensation comprised approximately 60% to 70% of total compensation for the named executive officers other than Mr. Renwick, whose salary and non-equity incentive compensation comprised 32% of his total compensation for the year. For additional discussion of our compensation policies, 2007 compensation decisions, and non-equity incentive plans and the performance criteria thereunder, see the “Compensation Discussion and Analysis” beginning on page 22.

Non-Equity Incentive Compensation.  Non-equity incentive compensation for the NEOs is available under the company’s 2007 Executive Bonus Plan (except as noted below) and is determined using the following formula:

Paid Salary	X	Target Percentage	X	Performance Factor	=	Annual Bonus

For each executive, the salary and the target percentage (as a percent of salary) are established by the Compensation Committee on an annual basis during the first quarter of the year. When the participant’s annual salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” or “target bonus amount” for the year. For 2007, Mr. Renwick’s target percentage for non-equity incentive compensation was 150% of salary and for Messrs. Domeck, Passell, and Jarrett, the target percentage was 100% of salary. Mr. Voelker’s target percentage was 100% of salary; however, only 90% of his potential bonus was calculated under the 2007 Executive Bonus Plan. The remaining 10% of his potential bonus was calculated under the 2007 IT Bonus Plan.

Under the 2007 Executive Bonus Plan, the performance factor is determined for all NEOs after the end of each year based on the actual operating performance of our principal business units for that year, when compared to growth and profitability criteria that were established by the Compensation Committee during the first quarter of the year. The performance factor can range from 0.0 to 2.0 each year, depending on the extent to which Progressive and/or assigned business unit results meet, exceed or fall short of the objective performance goals established by the Committee. As a result, each participant can earn an annual cash bonus of between 0.0 and 2.0 times his or her target bonus amount (with an amount equal to 2.0 times an executive’s target bonus thus being the executive’s maximum potential bonus). The executive’s annual cash bonus would equal the target bonus amount if the applicable performance factor equals a 1.0 for the year.

Generally, the performance factors for executives (and most other employees) under our Gainsharing plans, including the 2007 Executive Bonus Plan, are determined by reference to either (i) the overall operating performance of our core insurance businesses, excluding our investment results (the “Core Business”), or (ii) a combination of the performance of the Core Business and the performance of the respective executive’s assigned business unit. For 2007, each of the NEOs earned his bonus under the 2007 Executive Bonus Plan solely under the Core Business calculation (other than that portion of Mr. Voelker’s bonus that was determined under the 2007 IT Bonus Plan, as described below). The Core Business was defined to include the Agency Business, the Direct Business, the Special Lines Business and Commercial Auto Business. The performance factor for the Core Business for 2007 was calculated as follows:

•	Separate “Gainsharing matrices” were established for the Agency, Direct, Commercial Auto and Special Lines business units (or an applicable sub-unit) by the Committee in the first quarter of 2007. Each matrix assigned a performance score between 0.0 and 2.0 to various combinations of growth and profitability in the applicable business unit or sub-unit, as follows:

—	For the Agency and Special Lines units, growth was measured by the change in policies in force for the business unit as compared with the prior year, and profitability was measured by the calendar year combined ratio determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

—	For the Direct business, two matrices were used. One was based on new policy growth and the GAAP combined ratio (Direct-New), and the other was based on the retention rate for policies in existence at the beginning of the year and the GAAP combined ratio (Direct-Renewal).

—	For the Commercial Auto business, two matrices also were used, one for the Light Local market and one for the Specialty business, in each case measuring growth in policies in force over the prior year and the GAAP combined ratio.

•	Actual growth and profitability performance results for each business unit were determined after year-end and then compared to the applicable matrix to produce a performance score for the business unit. Where more than one matrix was used for a business unit, the results were combined based on a formula pre-established by the Committee to calculate the overall score for the applicable business unit.

•	The performance scores achieved by each of the business units were weighted, based on the percentage of net premiums earned in the respective business unit during the year as compared to the Core Business as a whole.

•	The weighted scores for the business units were then added together to produce a performance factor for the Core Business as a whole.

In 2007, the performance factor for the Core Business determined according to these criteria was .74, which was used to calculate the annual bonus for Messrs. Renwick, Domeck, Passell and Jarrett.

For Mr. Voelker, our Chief Information Officer, 90% of his performance factor was determined by the Core Business performance score (.74 as described above), and the remaining 10% was determined under our 2007 IT Bonus Plan, as approved by the Compensation Committee in early 2007. The performance score under the 2007 IT Bonus Plan was determined by the outage-free availability of certain significant computer and related systems during the course of the year, under specific rules established by the plan, as compared with performance standards established by the plan. System downtime resulted in a lower performance score under this plan. The intent of the 2007 IT Bonus Plan was to motivate IT employees, including Mr. Voelker, to keep these systems operational on a 24x7 basis, subject to certain events specified in the plan, such as scheduled maintenance time.

For 2007, the 2007 IT Bonus Plan generated a performance score of 1.01 out of a possible 2.0, reflecting overall performance at about the target level. When this result (for 10% of Mr. Voelker’s potential bonus) was combined with the result he earned under the Core Business Component (for the remaining 90%), Mr. Voelker’s overall performance factor for the year was .767.

Equity Incentive Plan Awards.  In 2007, all of the equity incentive plan awards were granted pursuant to the 2003 Incentive Plan. We granted both time-based and performance-based restricted stock awards to the named executive officers. All restricted stock awards for 2007 have voting rights equivalent to those of our other outstanding common shares. Restricted stock awards made in March 2007 and thereafter will not entitle the holder to receive dividend payments at the time those payments are made to other common shareholders. Instead, the dividend payments will be retained by the company and will be paid to the NEOs (and other recipients), with interest, only if and when the restricted shares vest. Awards made prior to March 2007 have dividend and voting rights equivalent to those of our other outstanding common shares.

In 2007, we granted time-based restricted stock awards to the named executive officers, based on a percentage of the individual’s salary at the time of grant, as determined by the Compensation Committee. The time-based awards will vest in three equal installments in the third, fourth and fifth years after the date of grant (i.e., January 1, 2010, 2011 and 2012 for awards granted in 2007).

We also granted performance-based restricted stock awards to the named executive officers in 2007. The value of the performance-based awards was determined by the Compensation Committee, also based on a percentage of the individual’s annual salary. The performance-based awards will vest upon the satisfaction of objective performance criteria. For 2007 awards, vesting will occur only if Progressive’s insurance subsidiaries generate net premiums earned of $19 billion or more over a period of 12 consecutive months, while maintaining an average combined ratio of 96 or less over the same period. If the objectives are not achieved by December 31, 2016, the awards will be forfeited.

All restricted stock awards are made subject to accelerated vesting pursuant to the “qualified retirement” (also known as the Rule of 70) and “change in control” provisions in the 2003 Incentive Plan (see “Potential Payments Upon Termination or Change in Control” beginning on page 45).

Further discussion of our compensation strategy and plans can be found in the “Compensation Discussion and Analysis” beginning on page 22.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock option awards exercisable and outstanding under the 1995 Incentive Plan, as well as the unvested restricted stock awards outstanding under the 2003 Incentive Plan. The value of the stock awards is calculated using $19.16, which represents the closing price of Progressive shares on the last business day of 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]			Stock Awards
						Equity		Equity
						Incentive Plan		Incentive Plan
	Number of				Market	Awards:		Awards: Market
	Securities			Number of	Value of	Number of		Value of
	Underlying			Shares of	Shares of	Unearned		Unearned
	Unexercised	Option		Stock That	Stock That	Shares That		Shares That
	Options	Exercise	Option	Have Not	Have Not	Have Not		Have Not
	Exercisable	Price	Expiration	Vested	Vested	Vested		Vested
Name	(#)	($)	Date	(#)	($)	(#)		($)

Glenn M. Renwick	147,505	$10.78	12/31/2008	—	—	651,199	[3]	$12,476,973
	653,029	4.38	12/31/2009			664,835	[4]	12,738,239
	712,123	6.99	12/31/2010
	597,385	11.86	12/31/2011

Brian C. Domeck	33,329	4.38	12/31/2009	—	—	34,330	[3]	657,763
	41,986	6.99	12/31/2010			23,165	[4]	443,841
	21,677	11.86	12/31/2011

W. Thomas Forrester	138,286	10.78	12/31/2008	—	—	0	[3]	—
	332,441	4.38	12/31/2009			74,740	[4]	1,432,019
	249,956	6.99	12/31/2010
	144,107	11.86	12/31/2011

Brian J. Passell[2]	205,450	4.38	12/31/2009	—	—	74,976	[3]	1,436,540
	185,527	6.99	12/31/2010			77,125	[4]	1,477,715
	103,424	11.86	12/31/2011

Raymond M. Voelker	43,817	11.86	12/31/2011	—	—	58,525	[3]	1,121,339
						55,595	[4]	1,065,200

Charles E. Jarrett	52,140	7.22	12/31/2009	—	—	67,387	[3]	1,291,135
	139,905	6.99	12/31/2010			65,140	[4]	1,248,082
	97,893	11.86	12/31/2011

[1]	All awards are exercisable at December 31, 2007. We stopped issuing stock option awards after December 31, 2002. In conjunction with the $2.00 per common share special dividend paid in September 2007 and pursuant to the antidilution provisions of our incentive plans, we were required to increase the number of shares and reduce the exercise price of any of the then outstanding stock option awards.

[2]	All of Mr. Passell’s unvested restricted stock awards were forfeited upon his termination of employment in February 2008.

[3]	Represents time-based restricted stock awards. In conjunction with the qualified retirement provisions of the incentive plans, Mr. Forrester’s time-based restricted stock awards either vested or were forfeited upon his retirement in March 2007. Following are the applicable vesting dates for the other NEO awards:

Name	1/1/2008	1/1/2009	1/1/2010	1/1/2011	1/1/2012	Total

Glenn M. Renwick	160,616	162,064	162,197	106,769	59,553	651,199
Brian C. Domeck	5,928	6,212	9,450	7,658	5,082	34,330
Brian J. Passell	19,800	17,520	18,328	12,340	6,988	74,976
Raymond M. Voelker	15,312	13,568	14,371	9,715	5,559	58,525
Charles E. Jarrett	17,864	15,732	16,457	11,061	6,273	67,387

[4]	Represents performance-based restricted stock awards. Performance-based restricted stock awards vest upon Progressive’s insurance subsidiaries achieving both a minimum level of net premiums earned (NPE) and a predetermined combined ratio (CR) over the same period of 12 consecutive months. Following are the performance criteria that must be achieved to enable the performance-based restricted stock awards to vest for the year of grant indicated:

•	2004 — NPE of $15.0 billion and CR of 97

•	2005 — NPE of $17.5 billion and CR of 96

•	2006 — NPE of $20.0 billion and CR of 96

•	2007 — NPE of $19.0 billion and CR of 96

If these objectives are not achieved by December 31, 2013, 2014, 2015 or 2016 for the 2004, 2005, 2006 and 2007 awards, respectively, the awards will be forfeited. The number of performance-based restricted shares awarded to each of the NEOs for such years are as follows:

Name	2004	2005	2006	2007	Total

Glenn M. Renwick	178,260	166,280	141,640	178,655	664,835
Brian C. Domeck	2,760	2,800	2,360	15,245	23,165
W. Thomas Forrester[a]	25,640	25,500	23,600	0	74,740
Brian J. Passell	18,740	19,760	17,660	20,965	77,125
Raymond M. Voelker	13,820	13,260	11,840	16,675	55,595
Charles E. Jarrett	15,780	16,180	14,360	18,820	65,140

[a]	Pursuant to the retirement provisions under the incentive plans, Mr. Forrester retained his performance-based restricted stock awards upon his qualified retirement, which remain subject to the same vesting provisions as the other executive’s awards.

Option Exercises and Stock Vested

The following table summarizes the exercise of stock options and the vesting of restricted stock awards during 2007. The stock options were exercised at various dates during the year, while all of the restricted stock awards vested on January 1, 2007, at a price of $24.32 per common share, except for Mr. Forrester, who had additional restricted stock awards vest upon his retirement on March 2, 2007 at a price of $22.83.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Restricted Stock Awards
	Number of		Number of
	Shares	Value	Shares		Value
	Acquired on	Realized on	Acquired on		Realized on
	Exercise	Exercise	Vesting		Vesting
Name	(#)	($)	(#)		($)

Glenn M. Renwick	123,799	$1,057,838	105,188	[1]	$2,558,172
Brian C. Domeck	—	—	4,136		100,588
W. Thomas Forrester	112,800	1,507,967	50,556	[1]	1,180,161
Brian J. Passell	—	—	13,812		335,908
Raymond M. Voelker	—	—	10,656		259,154
Charles E. Jarrett	—	—	12,468	[1]	303,222

[1]	Represents restricted stock awards that were deferred in their entirety pursuant to the EDCP immediately prior to the vesting event. These deferred awards are deemed invested in one or more investment funds, including Progressive’s common shares, as recommended by the NEO, and are eligible to be transferred among the funds in the EDCP, except that deferrals of restricted stock awarded in March 2005 or thereafter are automatically deemed invested in Progressive common shares and are not eligible to be transferred to other investments. Distribution of these deferred awards will be made in cash, based on the election of the participant, except that distributions attributable to restricted stock awards made in or after March 2005 will be made in Progressive common shares. Mr. Renwick elected to receive payment of this deferred award in a lump sum upon separation from Progressive. Mr. Forrester elected to receive payment in 10 installments on the earlier of reaching age 59 or the date he separated from Progressive. Mr. Jarrett elected to receive payment of this deferred award in 10 installments upon separation from Progressive. The deferred amounts are included in the Nonqualified Deferred Compensation table below.

Nonqualified Deferred Compensation

The following table summarizes amounts contributed to, earned within and distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2007, as well as the aggregate ending balance in the EDCP at December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
	Year[1]	Year[2]	Year	Distributions[3]	Year-end[1]
Name	($)	($)	($)	($)	($)

Glenn M. Renwick	$3,885,672	$0	$(571,554)	$165,986	$24,155,129
Brian C. Domeck	50,877	0	97,522	0	1,451,427
W. Thomas Forrester	1,769,998	0	340,466	1,035,912	9,835,314
Brian J. Passell	0	0	33,593	0	487,084
Raymond M. Voelker	0	0	0	0	0
Charles E. Jarrett	390,224	0	73,826	0	3,549,621

[1]	The table below identifies amounts of deferred compensation reported as compensation for the 2007 fiscal year in the Summary Compensation Table in this Proxy Statement, as well as the aggregate amount of deferred compensation reported in the Summary Compensation Tables in our proxy statements for all prior years, including this Proxy Statement. Prior to 2007, non-equity incentive compensation awards were disclosed as “Bonus” in the Annual Compensation Section of the Summary Compensation Table. Under our plans, the non-equity incentive plan compensation that was earned in 2007 (which is shown in the Summary Compensation Table in this Proxy Statement) will not be paid until 2008. As a result, the deferral of the amounts earned in 2007 also will not occur until 2008, and no amounts are shown below as “Contributions Reported in Current Summary Compensation Table Earned in Last Fiscal Year.”

	Contributions
	Reported in	Aggregate Balance
	Current Summary	(Contributions
	Compensation	Reported in Current
	Table Earned	and Prior Years
	in Last Fiscal	Summary Compensation
Name	Year	Tables)

Glenn M. Renwick[a]	$—	$12,680,334
Brian C. Domeck[b]	—	216,095
W. Thomas Forrester[c]	—	6,345,152
Brian J. Passell[d]	—	333,806
Charles E. Jarrett[e]	—	446,358

[a]	Mr. Renwick has deferred receipt of his non-equity incentive plan awards in their entirety since 1995, the year the EDCP began. All awards have been disclosed when earned in the applicable Summary Compensation Tables for prior years.

[b]	Mr. Domeck has deferred a portion of his non-equity compensation at various times since 1995. All deferred awards since 2006 are disclosed in the current Summary Compensation Table.

[c]	Mr. Forrester has deferred receipt of his non-equity incentive plan awards in their entirety since 1995, the year the EDCP began. All awards have been disclosed when earned in the applicable Summary Compensation Tables for prior years.

[d]	Mr. Passell has deferred a portion of his non-equity compensation at various times since 1995. All deferred awards since 2000 have been disclosed in the applicable Summary Compensation Tables for prior years.

[e]	Mr. Jarrett has deferred a portion of his non-equity compensation at various times since 2001. All deferred awards since 2006 are disclosed in the current Summary Compensation Table.

[2]	Progressive makes no supplemental contributions to the EDCP in the year of deferral or in subsequent years.

[3]	Represents scheduled distributions based on the executives’ elections in prior years, except that as to Mr. Forrester, distributions resulted from his retirement in March 2007.

The named executive officers are eligible to defer all or part of the non-equity incentive compensation earned under either the Executive Plan, Gainsharing Plan, IT Bonus Plan or other similar plans, as well as their restricted stock awards that were deferred immediately prior to vesting, in full, granted under the 2003 Incentive Plan. We have established an irrevocable grantor trust to provide a source of funds to assist us in meeting our liabilities under the EDCP. The trust has 13 mutual funds, as well as Progressive common shares, as deemed investment choices under the plan. The participant recommends the deemed investment choices for contributions and transfers. Fund transfers are limited to twice per quarter. All deferrals are eligible for transfer, except that deferrals of restricted stock awarded in March 2005 or thereafter are automatically deemed invested in Progressive common shares until the date of distribution under the plan.

Amounts equal to the deferred cash bonuses or restricted stock grants are deposited by Progressive into the trust at the time that the bonus or grant otherwise would have been earned by the participant; we make no matching contributions or additional deposits on behalf of any participant. To secure our future payment obligations to participants, the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. Participants have no proprietary rights or interests in the trust’s assets, including such securities, all of which remain subject to the claims of our general creditors. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against us. We do not guaranty any specific rate of return to participants who defer amounts into the EDCP. Following is a listing of deemed investment choices including the annual rate of return on each investment alternative during 2007:

One-Year
Performance
As of 12/31/07
Fund	(%)

American Advantage Small Cap Value	(6.64)
Fidelity Diversified International Fund	16.03
Fidelity Dividend Growth Fund	1.11
Fidelity Mid-Cap Stock Fund	8.20
Fidelity Retirement Money Market	5.12
FMA Small Company Portfolio	.61
Janus Worldwide Fund	9.23
Oakmark Equity and Income Fund	11.97
PIMCO Total Return Fund	8.81
Templeton World Fund — Class A	8.50
The Progressive Corporation	(12.60)
Vanguard Growth Index Fund — Institutional Class	12.73
Vanguard Institutional Index Fund	5.47
Vanguard Mid-Cap Index Fund — Institutional Class	6.22
Vanguard Small-Cap Index Fund — Institutional Class	1.29
Vanguard Total International Stock Fund — Investor Class	15.52
Vanguard Value Index Fund — Institutional Class	.21
Wasatch Small Cap Growth Fund	8.36
Washington Mutual Investors Fund — Class A	3.97

Distributions from the EDCP are made in accordance with an irrevocable election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five or ten annual installments at the earlier of the date selected by the participant or upon his or her termination from Progressive. For deferrals made after 2004, distributions resulting from termination of employment will be made six months after the participant leaves the company. In addition, distributions may be triggered by certain “change in control” events. For deferrals occurring in and prior to 2004, the events triggering such distributions would be the same as the events triggering change-in-control payments under our equity incentive plans, as described in the next section. For post-2004 deferrals, the plan has been revised to reflect the change-in-control definition required by Section 409A of the Internal Revenue Code. See “Compensation Discussion and Analysis; Related Considerations” for a further discussion of the change in control events under Section 409A, and certain other changes to the plan that were recently implemented. Participants are permitted to change the schedule for certain distributions if they give at least 12 months notice and, with respect to post-2004 deferrals, they delay those distributions by at least five years. All distributions are made in cash, with the exception of deferred restricted stock awards granted in or after March 2005, which awards will be deemed invested in Progressive common shares for the entire deferral period and distributed in common shares. The participants’ respective rights and interests under the plan may not be assigned or transferred under any circumstances.

Potential Payments Upon Termination or Change In Control

Under our executive separation allowance plan, a unified approach has been taken to potential severance payments and other benefits payable to named executive officers (and other covered employees) upon certain termination events, including a change-in-control scenario. In addition, our equity plans include separate “change-in-control” and “qualified retirement” provisions for equity award holders, including named executive officers. Details concerning these plan provisions are discussed below. Payments to be made under our executive deferred compensation plan upon an executive’s termination of employment or a “change in control” are discussed under the “Nonqualified Deferred Compensation” section above.

Severance.  Our executive separation allowance plan is designed to provide executives with defined financial payments if we ask the executive to leave under certain circumstances. The plan covers our CEO, other NEOs and executive officers and all other equity-eligible employees of Progressive. Among other terms and conditions, we will pay a separation allowance (severance) payment to an executive if (i) his or her employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence or discharge for Cause (as defined in the plan), and (ii) the employee signs a termination and release agreement as required by the plan. The amount of the severance payment will vary among employees based on position and years of service. For the named executive officers, the severance payment would equal three years of the executive’s base salary only, at the time of termination. In addition, under the plan, the executive would be entitled to continue medical, dental and vision benefits for a period not to exceed eighteen months at our cost, except that the terminated executive would be required to make contributions to the cost of those benefits to the same extent as he or she did prior to termination.

In addition, the plan provides that executives and other covered employees will have the right to receive a severance payment in accordance with the formula described above, if during the three-year period after any Change in Control of Progressive, either (i) the participant’s employment is terminated for reasons other than resignation (including retirement), death, disability, leave of absence or discharge for Cause, or (ii) the participant resigns due to a Job Change (defined below). For purposes of the plan, the definition of “Change in Control” incorporates the definition of that term from our equity compensation plans for employees (described below). The term “Job Change” is defined as either a decrease in the individual’s total pay package, whether in the same job or after a job transfer, or the imposition of significantly different job duties, shift, work location or number of scheduled work hours. Upon the occurrence of either of such events, each named executive officer would be entitled to receive a severance payment equal to three years of base salary and the continuation of health benefits, on the same basis as described above.

The following table summarizes the severance payments that would have been made to the named executive officers, and the estimated value of health and welfare benefits for which the executive would have been eligible, if the executive had separated from Progressive at December 31, 2007, under circumstances requiring payments under the executive separation allowance plan (whether as a result of a Change in Control or otherwise):

	Amount of	Estimated Value of
Name	Severance Payment	Health Benefits

Glenn M. Renwick	$2,250,000	$13,817
Brian C. Domeck	960,000	19,158
Brian J. Passell	1,320,000	13,816
Raymond M. Voelker	1,095,000	19,159
Charles E. Jarrett	1,185,000	19,159

Change in Control Provisions under Equity Plans.  Benefits are also provided to NEO’s and other holders of equity awards under our equity plans upon the occurrence of a Change in Control or a Potential Change in Control, as defined in those plans (described below). The Board of Directors has the authority under the plans to “override” the Change in Control benefits, however, if the Board has given its prior approval to a transaction that would otherwise trigger the benefits to be paid. If the Board’s prior consent is not obtained, our equity plans include provisions providing for the immediate vesting of, and payments to the holders of equity awards in an amount equal to the value of, the outstanding equity awards upon the occurrence of any of the specified triggering events. These provisions apply to both outstanding stock options, which we issued prior to 2003, and unvested restricted stock awards, including both time-based and performance-based awards. The triggering events are described below.

A Change in Control would be deemed to occur under our equity incentive plans upon the occurrence of any of the following events, unless the Board approves the change prior to either (i) the commencement of the applicable event, or (ii) the commencement of a tender offer for our stock:

•	Acquisition of 20% or more of the voting power of our outstanding shares, with certain exceptions including acquisitions by a passive investor with only an investment intent;

•	Turnover of a majority of the Board of Directors during a 24-month period, without the approval of the prior Board members; or

•	Occurrence of a transaction requiring shareholder approval for the acquisition of Progressive, or any portion of our shares, through purchase of shares or assets, by merger or otherwise.

Except as noted below with respect to awards of restricted shares granted in or after March 2007, a Potential Change in Control would be deemed to occur upon:

•	The approval by shareholders of an agreement, the consummation of which would constitute a Change in Control (as described above), unless the Board approved such change prior to the commencement thereof; or

•	Acquisition of 5% or more of Progressive’s voting power, together with a resolution by the Board of Directors that a Potential Change in Control has occurred.

For restricted stock awards made in March 2007 or thereafter, the Board modified our 2003 Incentive Plan (our only equity plan under which awards may currently be made to executives and other eligible employees) to remove from the definition of “Potential Change in Control” the language described in the first bullet in the immediately preceding paragraph. This change was made on a going forward basis only, and it does not affect rights under outstanding awards that were granted under the plan before the change was made.

The following table quantifies the payments that would have been made to the NEOs under our equity incentive plans if a Change in Control had occurred on December 31, 2007:

	Payments on Unvested	Payments on
	Restricted Stock	Outstanding Stock
Name	Awards[1]	Options[2]	Total Payments

Glenn M. Renwick	$25,993,312	$23,915,308	$49,908,620
Brian C. Domeck	1,168,003	1,161,814	2,329,817
W. Thomas Forrester	1,432,019	10,166,260	11,598,279
Brian J. Passell	3,005,561	6,049,410	9,054,971
Raymond M. Voelker	2,259,168	319,864	2,579,032
Charles E. Jarrett	2,621,182	3,039,814	5,660,996

[1]	Includes, with respect to restricted stock awards made in or after March 2007, amount equal to dividends paid on common shares, plus accrued interest, which amounts will be paid under the plan only upon the vesting of the underlying restricted stock awards.

[2]	As of January 1, 2007, all stock options are vested.

Qualified Retirement Provisions under Equity Plans.  Executive officers, along with other equity award recipients, are eligible for the “qualified retirement” treatment (sometimes referred to as the “Rule of 70”) under our incentive compensation plans. Under this arrangement, executives who leave their employment with Progressive after satisfying certain age and years-of-service requirements (described below), generally (i) are permitted to exercise outstanding stock options (all of which are now vested) at any time prior to their stated expiration date (instead of being required to exercise such options within 60 days of the termination of employment, as is typically the case), (ii) receive 50% of unvested time-based restricted shares then outstanding (with the remaining 50% being forfeited), and (iii) retain 50% of unvested performance-based restricted stock awards which will vest, if at all, only upon satisfaction of the performance objectives associated with those awards (and the other 50% of the performance-based shares are forfeited). For all awards made prior to March 2008, a “qualified retirement” requires an executive to be age 55 or older, and the total of his or her age plus years of service with Progressive must be at least 70, at the time of retirement. Under an amendment to our restricted stock plan approved by the Committee in February 2007, for awards made in or after March 2008, the qualification standard was changed to require the employee to be age 55 or over and have at least 15 years of service with Progressive at the time of retirement.

Generally, an executive’s participation in these arrangements is on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to him provides at least one full year of notice of his or her intention to leave employment after qualifying for the “Rule of 70,” he or she will retain 100% of his or her unvested performance-based restricted stock awards (not just 50% as stated above), although such performance-based shares will vest only if and when the applicable performance goals are achieved prior to expiration. During 2007, Mr. Forrester retired from the company with full Rule of 70 benefits. See Note 5 to the Summary Compensation Table for specific information concerning these benefits to Mr. Forrester. As of December 31, 2007, no other NEO is eligible for Rule of 70 treatment under our plans.

The rights conferred by these provisions may be limited or forfeited if the Committee determines that the executive has engaged in any “disqualifying activity,” which is defined to include, among other activities, the following:

•	directly or indirectly being an owner, officer, employee, advisor or consultant to a company that competes with Progressive or its subsidiaries or affiliates to an extent deemed material by the Committee;

•	disclosure to third parties or misuse of any confidential information or trade secrets of Progressive, its subsidiaries or affiliates;

•	any material violation of Progressive’s Code of Business Conduct and Ethics or any other agreement between Progressive and the executive; or

•	failing in any material respect to perform the executive’s assigned responsibilities as an employee of Progressive or any of its subsidiaries or affiliates, as determined by the Committee, in its sole judgment, after consulting with the Chief Executive Officer.

The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with Progressive or any of its subsidiaries or affiliates will not constitute a disqualifying activity.

Compensation of Directors

Total compensation of our non-employee directors for the year ended December 31, 2007 was comprised only of restricted stock awards.

Director Compensation
Year ended December 31, 2007

	Restricted Stock
	Awards[1]	Option Awards[1]	Total
Name	($)	($)	($)

Charles A. Davis	$164,646	$—	$164,646
Stephen R. Hardis	159,651	—	159,651
Bernadine P. Healy, M.D.	154,967	—	154,967
Jeffrey D. Kelly	154,656	—	154,656
Abby F. Kohnstamm	158,831	—	158,831
Philip A. Laskawy[2]	43,363	—	43,363
Peter B. Lewis	199,579	—	199,579
Norman S. Matthews	164,646	—	164,646
Patrick H. Nettles, Ph.D.	154,656	—	154,656
Donald B. Shackelford	149,678	—	149,678
Bradley T. Sheares, Ph.D.	150,917	—	150,917

[1]	Represents expense recognized with respect to restricted stock awards in accordance with SFAS 123(R).

All non-employee director stock option awards vested in or prior to March 2003; therefore, no expense was recognized under SFAS 123(R) in 2007.

The following table presents the time-based restricted stock awards granted to non-employee directors in 2007, along with the grant date fair value of such awards, and the antidilution adjustments made to the outstanding option awards in connection with our $2.00 per common share special dividend paid in September 2007. The final two columns show the aggregate number of common shares covered by time-based restricted stock awards outstanding and the aggregate number of shares covered by stock option awards at December 31, 2007:

					Aggregate Number of
					Shares at December 31,
	Awarded in 2007				2007

	Restricted		Option		Restricted
	Stock	Grant Date	Award		Stock	Option
	Awards[1]	Fair Value	Adjustments[a]		Awards	Awards
Name	(#)	($)	(#)		(#)	(#)

Charles A. Davis	7,052	$165,017	8,877		7,052	99,945
Stephen R. Hardis	6,838	160,009	7,313		6,838	82,337
Bernadine P. Healy, M.D.	6,624	155,002	—		6,624	—
Jeffrey D. Kelly	6,624	155,002	5,817		6,624	65,493
Abby F. Kohnstamm	6,411	150,017	—		6,411	—
Philip A. Laskawy	7,479	175,009	1,021		—	11,497
Peter B. Lewis	8,548	200,023	—	[b]	8,548	—	[b]
Norman S. Matthews	7,052	165,017	8,877		7,052	99,945
Patrick H. Nettles, Ph.D.	6,624	155,002	—		6,624	—
Donald B. Shackelford	6,411	150,017	8,877		6,411	99,945
Bradley T. Sheares, Ph.D.	6,411	150,017	—		6,411	—

[a]	Reflects an increase in the number of shares subject to options outstanding under the antidilution provisions of the 1998 Directors Incentive Plan in conjunction with the $2.00 per common share special dividend that was paid in September 2007. A corresponding decrease in the exercise price for each option was also made.

[b]	Mr. Lewis did not receive stock options as a director of Progressive. His option awards were granted prior to February 2003 when he was an executive officer of Progressive. His outstanding option awards are set forth in Note 3 on page 19.

[2]	Mr. Laskawy resigned from our Board in December 2007.

Narrative Disclosure to Director Compensation Table

Equity-based Awards.  Each non-employee director is eligible to receive awards under The Progressive Corporation 2003 Directors Equity Incentive Plan (the “Directors Equity Plan”). The Directors Equity Plan originally authorized the issuance of up to 350,000 common shares. After adjusting for prior awards granted and our 4-for-1 stock split in May 2006, 1,101,754 shares remained available for issuance at December 31, 2007. The restricted stock grant value per common share equals the fair market value of the common shares awarded on the date of grant. Restricted stock awards vest on the date established by the Compensation Committee for the respective awards and are not transferable. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest on the vesting dates specified in the related agreements.

Currently, our non-employee directors are compensated only by time-based restricted stock awards. Each non-employee director (other than Mr. Lewis) receives an annual award of restricted stock, which is valued to include a specified retainer amount plus a variable component tied to such director’s Committee assignments. Mr. Lewis receives a lump sum restricted stock award as his sole compensation for service as Chairman. Restricted stock awards to directors are made under The Directors Equity Plan and are expected to be made in April of each year with an 11-month vesting period. If a new director is appointed to the Board or a director changes Committee assignments during the year, appropriate adjustments to his or her award may be made. The following table sets forth targeted compensation for each component in 2007:

Compensation Component	Dollar Value

Board Retainer	$110,000
Audit Committee Chair Retainer	65,000
Audit Committee Member Retainer	45,000
Compensation Committee Chair Retainer	45,000
Compensation Committee Member Retainer	40,000
Investment Committee Chair Retainer	45,000
Investment Committee Member Retainer	40,000
Additional Committee Chair Retainer[1]	15,000
Additional Committee Member Retainer[1]	10,000
Chairman of the Board	200,000

1Excludes Executive Committee

Directors Equity Deferral Plan.  Directors receiving awards of restricted stock under the Directors Equity Plan also have the right to defer the receipt of the common shares covered by each such award under The Progressive Corporation Directors Restricted Stock Deferral Plan (the “Directors Equity Deferral Plan”). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive common shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on Progressive common shares. There are no other investment options under the Directors Equity Deferral Plan. All such accounts will be distributed in common shares (with any partial shares being distributed in cash), in a lump sum or installments, at the time(s) designated by the participating director at the time of election, subject to accelerated distribution provisions under the plan in the event of the participant’s death, the participant leaving Progressive, or a change in control of Progressive. Participating directors are permitted to change the schedule for certain distributions if they give at least 12 months notice and they delay those distributions by at least five years.

Directors Deferral Plan.  Seven non-employee directors participate in The Progressive Corporation Directors Deferral Plan, as amended (the ‘‘Directors Deferral Plan”). Each participant in the Directors Deferral Plan was a director prior to April 2006 and elected to defer receipt of all or a portion of his or her meeting fees until the date designated by the director in accordance with the plan. Deferred meeting fees were credited into a stock account under which the units are equivalent in value and dividend rights to Progressive common shares. All such accounts will be distributed in cash, in a lump sum or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director or upon a change in control of the company. All retainer fees were deferred, credited to a stock account and will be distributed in cash on a date designated by the participating director in accordance with the terms of the plan. All account balances of a director will be distributed to a designated beneficiary upon his or her death. However, if any director ceases to serve as such for any reason other than death, disability or removal without cause prior to the expiration of his or her current term, all retainer fees credited to his or her stock account for the unexpired portion of his or her term are forfeited. Participating directors are permitted to change the schedule for certain distributions if they give at least 12 months notice and they delay those distributions by at least five years.

Perquisites.  In 2007, directors and their spouses or guests were invited to attend an annual retreat with management at an off-site location. Personal travel for a spouse or guest and the costs of certain other activities held during the retreat may constitute perquisites to the attending directors. Otherwise, we do not provide perquisites to our non-employee directors.

ITEM 2: APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED ARTICLES OF INCORPORATION AND CODE OF REGULATIONS TO ADOPT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS

Our Board of Directors has approved, subject to the approval of our shareholders, amendments to our Amended Articles of Incorporation and Code of Regulations to adopt a majority voting standard in uncontested elections of directors. The Board of Directors recommends that shareholders vote FOR this proposal.

The full text of new Article TENTH of the Amended Articles of Incorporation and revised Section 2 of Article II of the Code of Regulations reflecting these amendments are attached to this Proxy Statement as Exhibit A. The following description of the amendments is qualified in its entirety by reference to Exhibit A.

Current Election Standard; Proposed Amendments

Section 2 of Article II of our Code of Regulations currently provides for a plurality voting standard in all director elections. Prior to 2008, Ohio law required that the plurality standard apply in all such elections. Under the plurality voting standard, a candidate for director is elected to the Board so long as he or she receives more votes cast “for” his or her election than the number of votes cast “for” any other candidate. Our Articles of Incorporation currently do not address the voting standard that applies in director elections.

Effective January 1, 2008, Ohio Revised Code § 1701.55(B) was amended to give Ohio corporations discretion to adopt alternative voting standards for director elections by modifying their Articles of Incorporation. Due to this change in Ohio law, the Board of Directors proposes to add a new Article TENTH to the Articles of Incorporation and amend existing Section 2 of Article II of our Code of Regulations to adopt a majority voting standard in uncontested elections of directors. The Board of Directors believes that adopting this majority voting standard will give shareholders a greater voice in determining the composition of our Board of Directors and, therefore, recommends that our shareholders adopt this majority standard.

Reasons for and Effects of Proposed Amendments

This recent change in Ohio law now allows Ohio corporations to adopt an alternative voting standard for director elections. Currently, our Articles of Incorporation are silent regarding the voting standard that applies to elections of directors. The Code of Regulations, however, provides for a plurality voting standard in all director elections. In an uncontested election (an election in which the number of candidates equals or is less than the number of available director seats), plurality voting results in a candidate being elected if he or she receives even a single “for” vote. Thus, under the plurality standard, “withhold” votes have no effect on the election, except in the unlikely event that no votes “for” the candidate are cast.

Under our proposed majority voting standard, in order for a candidate to be elected to the Board in an uncontested election, the number of votes cast “for” the candidate must exceed the number of votes cast “against” his or her election. Shareholder abstentions would not count either “for” or “against” a candidate. The Board of Directors believes that the adoption of this majority voting standard will give shareholders a greater voice in determining the composition of the Board of Directors by giving effect to shareholder votes “against” a candidate for a Board seat, and by requiring a higher level of shareholder votes for a candidate to obtain or retain a seat on the Board. The adoption of this more challenging standard in uncontested elections is thus intended to make the Board of Directors more accountable to shareholders.

The Board of Directors believes, however, that the plurality voting standard should still apply in all contested director elections (elections in which the number of candidates exceeds the number of available director seats), as reflected in the proposed amendment to our Articles of Incorporation in Exhibit A. Employing a majority voting standard in a contested election could make it more difficult for any candidate, whether proposed by the Board or by a shareholder, to obtain the number of votes necessary to secure a seat on the Board. If there were a close vote in such a contested election, it is possible that no candidate would achieve the requisite majority. Accordingly, our proposal retains plurality voting in those circumstances to avoid such a result.

If the proposed amendment to our Articles of Incorporation addressing the election of directors is adopted, our Code of Regulations also must be amended to prevent the Code from conflicting with the Articles. To ensure conformity, the attached Exhibit A reflects amendments to the text of the relevant provisions of both our Articles of Incorporation and Code of Regulations regarding the adoption of the proposed majority voting standard.

The adoption of a majority voting standard for uncontested director elections raises an issue with respect to the continued service of any incumbent director who fails to win re-election by receiving the requisite majority vote. Together, Ohio corporation law and our current Code of Regulations provide that each director serves for his or her term and until his or her successor is elected and qualified. As such, if a director candidate fails to achieve a majority vote and then fails to tender his or her resignation, the director’s term would still continue until his or her successor were elected and qualified. To address this possibility, we are also proposing to amend our Code of Regulations, as described in Item 3 of this Proxy Statement, to provide that if an unsuccessful director candidate fails to tender his or her resignation within 10 days after such an election, the director’s term will end, at the latest, on the last day of such 10-day period. The effectiveness of the amendment set forth in Item 3 of this Proxy Statement is expressly conditioned upon shareholders’ approval of this Item 2.

Vote Required for Approval

Under our Amended Articles of Incorporation and Code of Regulations, the vote of a majority of our outstanding common shares is required for approval of this proposal to amend the Amended Articles of Incorporation and Section 2 of Article II of the Code of Regulations.

The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 3: APPROVAL OF AN AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS TO MODIFY THE DEFINITION OF A DIRECTOR’S “TERM OF OFFICE”

Our Board of Directors has approved, subject to the approval of our shareholders, an amendment to our Code of Regulations to modify the definition of a director’s term of office. The Board of Directors recommends that shareholders vote FOR this proposal.

The full text of revised Section 3 of Article II of the Code of Regulations reflecting this amendment is attached to this Proxy Statement as Exhibit B. The following description of the amendment is qualified in its entirety by reference to Exhibit B.

Current Code of Regulations Term of Office Definition; Proposed Amendment

Section 3 of Article II of our Code of Regulations currently provides that each director shall hold office until the annual meeting of shareholders coinciding with the expiration of the term of the class of directors to which the director was elected and until his or her successor is elected and qualified, or until his or her earlier resignation, removal from office, or death. Under such a provision, a director who is not re-elected at a shareholder meeting at which his or her term expires remains a director until a successor is elected and qualified. This is sometimes referred to as a “holdover period.”

If shareholders approve the majority voting standard proposed in Item 2 of this Proxy Statement, the Board of Directors recommends that the shareholders also approve this proposal to amend our Code of Regulations to modify the definition of a director’s term of office. This amendment would prevent a director candidate’s term from continuing indefinitely in the event that the director fails to achieve the requisite majority vote and fails to resign pursuant to the resignation requirement to be established by the Board (described in greater detail below).

The effectiveness of shareholders’ approval of this proposal is expressly conditioned upon the concurrent approval by the shareholders of the proposal described in Item 2 of this Proxy Statement.

Reasons for and Effects of Proposed Amendment

Our Code of Regulations currently creates the possibility of a holdover period if an existing director is not re-elected at the end of his or her term and no successor is elected at that time. Historically, the possible occurrence of a director holdover has been only a remote concern, because the plurality voting standard in uncontested director elections virtually ensures that a director, once nominated, will in fact be elected. If we move to a majority voting standard in uncontested director elections, as proposed above in Item 2, however, a holdover situation could arise if an existing director fails to win re-election by receiving less than a majority vote in such an election. Specifically, if the director-nominee does not resign after failing to achieve the requisite majority vote, the director’s term nevertheless would continue, perhaps for an extended period, until his or her successor was elected and qualified.

To address this unintended consequence of the operation of the holdover period in the majority voting system, the Board plans to adopt a procedure in the Company’s Corporate Governance Guidelines by which the director who fails to receive the required majority vote would be required to tender his or her resignation to the Board within 10 days after the election. After receiving the resignation, the Board would have a specified amount of time to consider the resignation and to determine whether any circumstances existed that would justify the retention of the director until his or her successor was elected and qualified. This procedure would provide the Board with the flexibility to retain a director whose continued service may be important to the Board and the Company, even though he or she did not achieve the required majority vote, until a successor could be elected.

To ensure that the term of a director who fails to achieve the requisite majority vote would not continue indefinitely if the director does not comply with the resignation requirement described above, the Board is proposing to amend the definition of a director’s term of office in Section 3 of Article II of the Code of Regulations. Similar to our current Code provisions, the proposed amendment would provide that a director’s term continues until the next annual meeting of shareholders at which the director’s term ends or until the director otherwise is scheduled to stand for re-election (each, an “End-of-Term Date”), and until that director’s successor is elected, unless the director first resigns, is removed or dies. The proposed amendment also provides a mechanism to address the holdover scenario, however, as follows:

•	if a director is nominated for re-election in an election in which a majority voting standard applies, and

•	he or she fails to achieve a majority of votes cast but does not tender his or her resignation within 10 days after the election in accordance with the Board-established procedures, then

•	that director’s term will end on the earlier of the date on which a successor is elected or the expiration of the 10-day period.

Under this provision, the holdover portion of the term of a director who fails to resign in accordance with the Board’s requirement could not extend for more than 10 days after the shareholder meeting. The Board of Directors believes that this combination of a director resignation requirement and modified definition of a director’s term of office is the appropriate mechanism to give effect to shareholder votes under a majority voting standard, provide the Board with the flexibility it may need and prevent a recalcitrant director from holding over.

In addition, the proposed amendment would add a second exception to the definition of a director’s term of office by providing that if a director is not nominated for re-election by the Board of Directors, his or her term will continue only until his or her End-of-Term Date. The purpose of this second exception is to clarify that the term of office of any incumbent director who has not been nominated for re-election will expire on his or her End-of-Term Date, with no possibility of a holdover period, even if a successor is not elected at that time.

If shareholders approve this proposal to amend Section 3 of Article II of the Code of Regulations, the approval will not take effect unless the shareholders concurrently approve the proposal set forth in Item 2 of this Proxy Statement.

Vote Required for Approval

Under Ohio corporation law and the Company’s Code of Regulations, the affirmative vote of 75% of the outstanding common shares is required for approval of the proposal to amend Section 3 of the Code of Regulations.

The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 4: PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S CODE OF REGULATIONS TO INCREASE THE MAXIMUM NUMBER OF DIRECTOR POSITIONS FROM 12 TO 13 AND TO FIX THE NUMBER OF DIRECTORS AT 13

Our Board of Directors has approved, subject to the approval of our shareholders, amendments to our Code of Regulations to increase the maximum number of director positions from 12 to 13 and seeks to have shareholders fix the number of directors at 13. The Board of Directors recommends that shareholders vote FOR this proposal.

The full text of revised Section 1 of Article II of the Code of Regulations reflecting this amendment is attached to this Proxy Statement as Exhibit C. The following description of the amendment is qualified in its entirety by reference to Exhibit C.

Proposed Amendment

Our Board of Directors currently has 12 positions, the number previously fixed by shareholders and the maximum number allowed by our Code of Regulations. In reviewing the needs of the Board, our directors have determined that an increase in the number of director positions from 12 to 13 would provide an appropriate level of flexibility to recruit new director candidates, while at the same time maintaining an effective number of experienced directors on the Board.

As stated in our Corporate Governance Guidelines, the Board believes that its current size (12 members) is about the right number for our company. Approval of this proposal will result in there being 13 positions on our Board. Nonetheless, the Board expects that even if this proposal is approved, there will be periods when the Board operates with at least one vacancy.

Having such a vacancy available will provide the Board’s Nominating and Governance Committee with the ability to recruit one or more new director candidates, even at times when we have 12 experienced directors. The ability to add a Board member in these circumstances could prove advantageous, for example, if the Committee learns of an exceptional candidate who has specific talents or experiences that the Board values, and the Board deems it prudent to add the candidate to the Board without waiting for a Board seat to become vacant or for a shareholder vote to expand the Board. Similarly, if we are expecting a director to retire or not to stand for re-election in the foreseeable future, the Board may desire to recruit and elect a new director prior to such a vacancy being created, in order to smooth the transition for the new director and keep the Board running at full capacity. Such flexibility may be critical to attracting new directors in this very competitive market for quality candidates.

It has also been the Board’s experience that new directors, particularly those from outside the industry, tend to require several years of experience on the Board to develop a full understanding of our insurance businesses and begin to maximize their contributions to the Board and its committees. The Board believes that the ability to have a new director begin this development process while we retain our base of 12 more seasoned directors will benefit the company and its shareholders.

In addition, it should be noted that, if a new director is elected by the Board to fill a vacancy between our annual meetings of shareholders, our Code of Regulations requires that the director’s term will end at the next annual meeting, at which time (assuming that the Board were to nominate the new director for re-election), he or she would be required to stand for a shareholder vote to continue in office.

If shareholders approve this proposal, the Board will temporarily have two vacancies. At this time, the Board does not have an individual in mind to fill either of those vacancies. However, a search process is underway, and one or both of the vacancies could be filled by the Board in accordance with the provisions of the Code of Regulations. Alternatively, the Board could choose to nominate new candidates to be voted on by shareholders at a future shareholder meeting. Any new director who is so elected would be added by the Board to one of its three classes of directors, as appropriate to keep the number of each class as nearly equal as possible.

Vote Required for Approval

Under Ohio corporation law and the Company’s Code of Regulations, the affirmative vote of 75% of the outstanding common shares is required for approval of this proposal.

The Board of Directors recommends that shareholders vote FOR this proposal.

ITEM 5: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

On February      , 2008, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP (PWC) as the independent registered public accounting firm to examine the financial statements of The Progressive Corporation and its subsidiaries for the year ending December 31, 2008. Pursuant to this proposal, we are asking shareholders to ratify the Audit Committee’s selection of PWC. If shareholders do not ratify the appointment of PWC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PWC for 2008, due to difficulties in making such a transition after the year has begun.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding common shares, is required for approval. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that shareholders vote FOR this proposal.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors requires that each engagement of PWC to perform any audit or non-audit services, including the fees and terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who has authority to approve engagements not to exceed $50,000 in the aggregate between Committee meetings), before we engage PWC for the particular service. The Committee has not adopted any other policies or procedures that would permit us to engage PWC for non-audit services without the specific prior approval of the Committee or the Chairman.

Independent Registered Public Accounting Firm Fees

Following are the aggregate fees billed to us by PWC during the fiscal years ended December 31, 2007 and 2006:

Fees	2007	2006

Audit	$1,481,160	$1,760,955
Audit-related	83,827	27,261
Tax	61,915	50,093
All other	0	0

Total	$1,626,902	$1,838,309

Audit fees.  Includes professional services rendered for the audit of Progressive’s consolidated financial statements, statutory audits and the audit of our internal control over financial reporting. Prior year audit fees are often billed in the subsequent year.

Audit-related fee.  Includes assistance in the assessment of Progressive’s internal control structure and the issuance of our 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067.

Tax fees.  Includes fees for tax planning, consultation and advice.

All of these fees were pre-approved by the Audit Committee pursuant to the procedures described above.

Representatives of PWC are expected to be present at the Annual Meeting with the opportunity to make a statement about Progressive’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2009 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at the Company’s principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, Ohio 44143, not later than November 10, 2008. For those shareholder proposals that are not submitted in accordance with Rule 14a-8, the proxies designated by the Board may exercise their discretionary voting authority, without any discussion of the proposal in the Company’s proxy materials, with respect to any proposal that is received by the Company after January 24, 2009.

HOUSEHOLDING

Securities and Exchange Commission regulations permit a single set of the Annual Report to Shareholders and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. A number of brokerage firms have also instituted householding procedures. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the attached Annual Report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the attached Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by calling toll-free 1-800-542-1061, or by writing to The Progressive Corporation, Investor Relations, at 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143. Shareholders sharing an address who are receiving multiple copies of these materials may request to receive a single copy of such materials in the future by contacting us at the phone number or address provided above.

CHARITABLE CONTRIBUTIONS

Within the preceding three years, Progressive has not made a contribution to any charitable organization in which any of our directors serves as an executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from Progressive, contributes to the Insurance Institute for Highway Safety and to qualified tax-exempt organizations that are financially supported by our employees. These contributions are made on a matching basis, and for 2007 did not exceed $5,000 for each employee in the aggregate. Thus, in matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of our directors may be affiliated as an executive officer, director or trustee.

OTHER MATTERS

The cost of this solicitation, including the reasonable expenses of brokerage firms and other record holders for forwarding these proxy materials to beneficial owners, will be paid by Progressive. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means or in person. We have engaged the firm of Morrow & Co., New York, New York, to assist us in the solicitation of proxies at an estimated cost of $15,000. Proxies may also be solicited by our directors, officers and employees without additional compensation.

If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

Progressive’s Corporate Governance Guidelines, Board of Director Committee Charters and Code of Business Conduct and Ethics for directors, officers and employees is available at: progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, Ohio 44143.

We will furnish, without charge, to each person to whom a Proxy Statement is delivered, upon oral or written request, a copy of our Annual Report on Form 10-K for 2007 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, by telephone at (440) 395-2258 or e-mail at investor_relations@progressive.com.

By Order of the Board of Directors,

Charles E. Jarrett, Secretary
March   , 2008

EXHIBIT A

The following is the full text of new Article TENTH of the Amended Articles of Incorporation of The Progressive Corporation, as amended, and revised Section 2 of Article II of the Code of Regulations of The Progressive Corporation, reflecting the proposed amendments described in Item 2 of the Company’s Proxy Statement dated March   , 2008.

Article TENTH of the Amended Articles of Incorporation, as amended:

At each meeting of shareholders for the election of directors, each nominee who receives a majority of the votes cast with respect to his or her nomination shall be elected as a director; provided, however, that, in the event the number of nominees exceeds the number of directors to be elected, the nominees receiving the greatest number of votes shall be elected. In determining which voting standard will apply in an election of directors, the number of nominees and number of directors to be elected at such meeting shall be determined as of the date that is fourteen (14) days prior to the date the corporation files its definitive proxy statement relating to such meeting (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission. For purposes of this Article TENTH, a majority of votes cast means that the number of shares voted “for” a director’s election must exceed the number of shares voted “against” his or her election.

Section 2 of Article II of the Code of Regulations

Section 2.  Election of Directors.  Directors shall be elected at the annual meeting of shareholders, but when the annual meeting is not held or directors are not elected thereat, they may be elected at a special meeting called and held for that purpose. Such election shall be by ballot whenever requested by any shareholder entitled to vote at such election; but, unless such request is made, the election may be conducted in any manner approved at such meeting.

Article TENTH of the Company’s Amended Articles of Incorporation, as amended, sets forth voting standards applicable in the election of directors at each meeting of shareholders to elect directors.

EXHIBIT B

The following is the full text of revised Section 3 of Article II of the Code of Regulations of The Progressive Corporation, reflecting the proposed amendments described in Item 3 of the Company’s Proxy Statement dated March   , 2008.

Section 3.  Term of Office.  The term of office for each director shall be three years, and the members of one class of directors shall be elected annually to serve for such term; except that (i) initially or whenever necessary, a director may be elected for a shorter term in order to provide for a proper rotation of directors, and (ii) a director elected to fill a vacancy pursuant to Section 5 of this Article shall serve for the term specified therein. Each director shall hold office until the date of the annual meeting of shareholders coinciding with the termination of the term of the class of directors to which he or she was elected, or until the termination of the period specified in Section 5 of this Article (if applicable), (“End-of-Term Date”) and until his or her successor shall be elected or until his or her earlier resignation, removal from office or death; provided that:

(a) a director that has not been nominated by the Board of Directors for re-election in an election of directors at an annual meeting of shareholders coinciding with his or her End-of-Term Date (“End-of-Term Election”) shall hold office only until such End-of-Term Date; and

(b) a director that has been nominated for re-election by the Board of Directors in an End-of-Term Election in which a majority vote is required for his or her re-election by the Amended Articles of Incorporation, as amended, but such director fails to achieve a majority of votes cast with respect to his or her nomination and fails to tender his or her resignation to the Board of Directors or an appropriate committee thereof, in accordance with applicable procedures adopted by the Board of Directors or a committee thereof, within 10 days after the results of the vote have been certified, shall hold office only until the earlier of (i) the date that his or her successor shall be elected or (ii) the expiration of such 10 day period.

EXHIBIT C

The following is the full text of revised Section 1 of Article II of the Code of Regulations of The Progressive Corporation, reflecting the proposed amendments described in Item 4 of the Company’s Proxy Statement dated March   , 2008.

Section 1.  Number and Classification of Directors.  The number of directors of the corporation, none of whom need to be a shareholder or resident of the State of Ohio, shall be thirteen, and such directors shall be divided into three classes as nearly equal in number as possible, to be known as Class I, Class II and Class III. The classes shall be elected to staggered terms. The shareholders, acting by the affirmative vote of the holders of record of shares representing 75% of the voting power of the corporation on such proposal, may, from time to time, increase or decrease the number of directors, but in no case shall the number of directors be fewer than five or more than thirteen, nor shall any decrease in the number of directors shorten the term of any director then in office. In case of any increase in the number of directors, the directors then in office may select the class or classes to which the additional directors shall be assigned, provided that the directors shall be distributed among the several classes as nearly equally as possible.

THE PROGRESSIVE CORPORATION
Proxy Solicited on Behalf of the Board of Directors for the 2008 Annual Meeting of Shareholders
     The undersigned hereby appoints Brian C. Domeck, Charles E. Jarrett and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., local time, on April 18, 2008, and thereat, and at any adjournment thereof, to vote and act with respect to all of The Progressive Corporation Common Shares, $1.00 par value per share, which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:
1.	[ ] WITH authority to vote (except as marked to the contrary below), or

[ ] WITHOUT authority to vote,

for the election as directors of all four nominees listed below, each to serve for a term of three years.
Charles A. Davis, Bernadine P. Healy, M.D., Jeffrey D. Kelly, Abby F. Kohnstamm
(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the space provided below.)

2.	Proposal to approve amendments to the Company’s Amended Articles of Incorporation and Code of Regulations to adopt a majority voting standard in uncontested elections of directors.
[ ] FOR          [ ] AGAINST          [ ] ABSTAIN
3.	Proposal to approve an amendment to the Company’s Code of Regulations to modify the definition of a director’s “term of office.”
[ ] FOR          [ ] AGAINST          [ ] ABSTAIN
4.	Proposal to approve an amendment to the Company’s Code of Regulations to increase the maximum number of director positions from 12 to 13 and to fix the number of directors at 13.
[ ] FOR          [ ] AGAINST          [ ] ABSTAIN
5.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.
[ ] FOR          [ ] AGAINST          [ ] ABSTAIN
6.	In their discretion, to vote upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, this proxy will be voted to elect the nominees identified in Item 1 above and to approve the Proposals described in Items 2, 3, 4 and 5 above.
Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March ___, 2008, is hereby acknowledged.

Date:		, 2008

Signature of Shareholder(s)
Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.